Exhibit 10.2

EXECUTION VERSION

AMENDMENT NO. 6 TO

RECEIVABLES FINANCING AGREEMENT

This AMENDMENT NO. 6 TO RECEIVABLES FINANCING AGREEMENT, dated as of April 20, 2022 (this “Amendment”), among PG&E AR Facility, LLC, a Delaware limited liability company (the “Borrower”), Pacific Gas and Electric Company, a California corporation (“PG&E”), as initial Servicer (in such capacity, the “Servicer”) and as retention holder (in such capacity, the “Retention Holder”), JPMorgan Chase Bank, N.A. (“JPM”), as a Committed Lender and as a Group Agent, Jupiter Securitization Company LLC (“Jupiter”), as a Conduit Lender, Mizuho Bank, Ltd. (“Mizuho”), as a Committed Lender and as a Group Agent, BNP Paribas (“BNP”), as a Committed Lender and as a Group Agent, Starbird Funding Corporation (“Starbird”), as a Conduit Lender, Victory Receivables Corporation (“Victory”), as a Conduit Lender, and MUFG Bank, Ltd. (“MUFG”), as a Committed Lender, as a Group Agent and as Administrative Agent.

W I T N E S S E T H:

WHEREAS, the parties hereto have heretofore entered into that certain Receivables Financing Agreement, dated as of October 5, 2020 (as amended, restated, supplemented, assigned or otherwise modified from time to time, the “Agreement”);

WHEREAS, concurrently herewith, the Borrower, as buyer (in such capacity, the “Buyer”), the Servicer, PG&E, as an originator, the Administrative Agent and the Lenders and Group Agents party thereto are entering into that certain Amendment No. 3 to Purchase and Sale Agreement, dated as of the date hereof (the “PSA Amendment”);

WHEREAS, concurrently herewith, the Borrower, the Servicer, each Group Agent and the Administrative Agent are entering into that certain Amended and Restated Fee Letter, dated as of the date hereof (as amended, restated, supplemented, assigned or otherwise modified from time to the, the “Fee Letter”, and together with the PSA Amendment, the “Related Agreements”); and

WHEREAS, the parties hereto seek to modify the Agreement upon the terms hereof.

NOW, THEREFORE, in exchange for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged and confirmed), each of the parties hereto agree as follows:

A G R E E M E N T:

1. Definitions. Unless otherwise defined or provided herein, capitalized terms used herein have the meanings attributed thereto in (or by reference in) Section 1.01 of the Agreement.

2. Amendments to the Agreement. Effective as of the date hereof, the Agreement is hereby amended as follows:

(a) The Agreement is hereby amended to incorporate the changes shown on the marked pages of the Agreement attached hereto as Exhibit A.

(b) Exhibit G of the Agreement is hereby replaced in its entirety with the exhibit attached hereto as Exhibit G.

3. Conditions to Effectiveness. This Amendment shall be effective as of the date hereof, upon satisfaction of the following conditions:

(a) receipt by the Administrative Agent of executed counterparts of this Amendment duly executed by each of the parties hereto;

(b) receipt by the Administrative Agent of executed counterparts to each of the Related Agreements duly executed by each of the parties thereto;

(c) receipt by the Administrative Agent of a pro forma Monthly Report, prepared after giving effect to this Amendment; and

(d) receipt by the Administrative Agent of all such other documents, agreements, certificates, instruments, secretary’s certificates and opinions listed on Annex A hereto or as the Administrative Agent may reasonably request prior to the date hereof.

4. Certain Representations and Warranties. Each of the Servicer, the Retention Holder and the Borrower represents and warrants to each Credit Party as of the date hereof, as follows:

(a) Representations and Warranties. Both before and immediately after giving effect to this Amendment, the Related Agreements and the transactions contemplated hereby and thereby, all of its respective representations and warranties contained in the Agreement (other than the representations and warranties set forth in Sections 6.01(f)(ii) and (l) of the Agreement and in Sections 6.02(f)(ii), (m)(i), (m)(ii) and (p) of the Agreement) and each other Transaction Document to which it is a party that (x) do not contain a materiality qualification are true and correct in all material respects on and as of the date hereof, and (y) contains a materiality qualification are true and correct on and as of the date hereof (or, to the extent such representations and warranties specifically relate to an earlier date, such representations and warranties were true and correct in all material respects, or true and correct, as the case maybe, as of such earlier date).

(b) Power and Authority; Due Authorization. That it has all necessary corporate power, limited liability company power, and authority (as applicable) to (i) execute and deliver this Amendment, the Related Agreements and the transactions contemplated hereby and thereby and (ii) perform its obligations under this Amendment, the Agreement (as amended hereby), the Related Agreements and each of the other Transaction Documents to which it is a party and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Amendment, the Agreement, the Related Agreements and the other Transaction Documents to which it is a party have been duly authorized by all necessary corporate or limited liability company action, as applicable.

(c) Binding Obligations. This Amendment, the Agreement (as amended hereby), the Related Agreements and each of the other Transaction Documents to which it is a party constitute the legal, valid and binding obligations of the Borrower, the Servicer and the Retention Holder, as applicable, enforceable against the Borrower, the Servicer or the Retention Holder, as applicable, in accordance with their respective terms, except as enforceability may be limited by (x) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and (y) applicable Requirements of Law (including the approval of the CPUC) prior to foreclosure or other exercise of remedies hereunder or under the Transaction Documents.

(d) No Event of Default or Termination Events. No Event of Default, Unmatured Event of Default, Termination Event or Unmatured Termination Event has occurred and is continuing, and no Event of Default, Unmatured Event of Default, Termination Event or Unmatured Termination Event would result from this Amendment, the Related Agreements or the transactions contemplated hereby or thereby.

5. Reference to and Effect on the Agreement and the Other Transaction Documents.

(a) From and after the effectiveness of this Amendment, each reference in the Agreement to “this Agreement”, “hereof”, “herein”, “hereunder” or words of like import, and each reference in each of the other Transaction Documents to the “Receivables Financing Agreement”, “thereunder”, “thereof” or words of like import, in each case referring to the Agreement, shall mean and be, a reference to the Agreement, as amended hereby.

(b) The Agreement (except as specifically amended herein) and the other Transaction Documents are hereby ratified and confirmed in all respects by each of the parties hereto and shall remain in full force and effect in accordance with its respective terms.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of or amendment to, any right, power or remedy of the Administrative Agent or any other Credit Party under, nor constitute a waiver of or amendment to, any other provision or condition under, the Agreement or any other Transaction Document.

6. Costs and Expenses. The Borrower agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the other Credit Parties in connection with the preparation, negotiation, execution and delivery of this Amendment and the transactions contemplated hereby.

7. GOVERNING LAW. THIS AMENDMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICT OF LAWS PROVISIONS THEREOF).

8. Transaction Documents. This Amendment is a Transaction Document executed pursuant to the Agreement and shall be construed, administered and applied in accordance with the terms and provisions thereof.

9. Integration. This Amendment, the Agreement and the other Transaction Documents contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

10. Severability. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed signature page of this Amendment by facsimile transmission, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of an original executed counterpart hereof or any other electronic means as provided in the immediately following sentence. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

12. Mutual Negotiations. This Amendment is the product of mutual negotiations by the parties hereto and their counsel, and no party shall be deemed the draftsperson of this Amendment or any provision hereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Amendment, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.

13. Headings. The captions and headings of this Amendment are included herein for convenience of reference only and shall not affect the interpretation of this Amendment.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PG&E AR FACILITY, LLC

By:	/s/ Monica Klemann__________________
Name:	Monica Klemann
Title:	Assistant Treasurer

PACIFIC GAS AND ELECTRIC COMPANY, as the Servicer and as Retention Holder

By:	/s/ Margaret Becker___________________
Name:	Margaret Becker
Title:	Vice President and Treasurer

S-1	Amendment No. 6 to RFA

MUFG BANK, LTD.,
as Administrative Agent

By:	/s/ Christopher Pohl_________________
Name:	Christopher Pohl
Title:	Managing Director

MUFG BANK, LTD., as Group Agent for the MUFG Group

By:	/s/ Christopher Pohl__________________
Name:	Christopher Pohl
Title:	Managing Director:

MUFG BANK, LTD., as a Committed Lender

By:	/s/ Christopher Pohl___________________
Name:	Christopher Pohl
Title:	Managing Director

VICTORY RECEIVABLES CORPORATION,
as a Conduit Lender

By:	/s/ Kevin J. Corrigan___________________
Name	: Kevin J. Corrigan
Title:	Vice President

S-2	Amendment No. 6 to RFA

MIZUHO BANK, LTD.,
as Group Agent for the Mizuho Group

By: /s/ Richard A. Burke
Name: Richard A. Burke
Title: Managing Director

MIZUHO BANK, LTD., as a Committed Lender

By: /s/ Richard A. Burke
Name: Richard A. Burke
Title: Managing Director

S-3	Amendment No. 6 to RFA

BNP PARIBAS,
as Group Agent for the BNP Group

By: /s/ Chris Fukuoka
Name: Chris Fukuoka
Title: Director

By: /s/ Advait Joshi
Name: Advait Joshi
Title: Director

BNP PARIBAS ,as a Committed Lender

By: /s/ Chris Fukuoka
Name: Chris Fukuoka
Title: Director

By: /s/ Advait Joshi
Name: Advait Joshi
Title: Director

STARBIRD FUNDING CORPORATION, as a Conduit Lender

By: /s/ David V. DeAngelis
Name: David V. DeAngelis
Title: Vice President

S-4	Amendment No. 6 to RFA

JPMORGAN CHASE BANK, N.A.,
as Group Agent for the JPM Group

By: /s/ Corina Mills
Name: Corina Mills
Title: Executive Director

JPMORGAN CHASE BANK, N.A., as a Committed Lender

By: /s/ Corina Mills
Name: Corina Mills
Title: Executive Director

JUPITER SECURITIZATION COMPANY LLC, as a Conduit Lender

By: /s/ Corina Mills
Name: Corina Mills
Title: Executive Director

S-5	Amendment No. 6 to RFA

Exhibit A

(Attached)

Exhibit A

Exhibit G

Form of Monthly Report

(Attached)

Exhibit G

ANNEX A

(Attached)

Annex A

EXECUTION VERSION

EXHIBIT A To Amendment ~~5~~6 to the Receivables Financing Agreement, Dated as of

~~March 18,~~April 20, 2022

RECEIVABLES FINANCING AGREEMENT

Dated as of October 5, 2020 by and among

PG&E AR FACILITY, LLC,

as Borrower,

THE PERSONS FROM TIME TO TIME PARTY HERETO,

as Lenders and as Group Agents,

MUFG BANK, LTD.,

as Administrative Agent, and

PACIFIC GAS AND ELECTRIC COMPANY,

as initial Servicer and as Retention Holder

		Page
ARTICLE I DEFINITIONS		1

SECTION 1.01.	Certain Defined Terms	1

SECTION 1.02.	Other Interpretative Matters	48

ARTICLE II TERMS OF THE LOANS		49

SECTION 2.01.	Loan Facility	49

SECTION 2.02.	Making Loans; Repayment of Loans	49

SECTION 2.03.	Interest and Fees	~~51~~52

SECTION 2.04.	Records of Loans	~~52~~53

ARTICLE III SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS		~~52~~53

SECTION 3.01.	Settlement Procedures	~~52~~53

SECTION 3.02.	Payments and Computations, Etc	56

ARTICLE IV INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND SECURITY INTEREST		56

SECTION 4.01.	Increased Costs	56

SECTION 4.02.	Funding Losses	58

SECTION 4.03.	Taxes	58

SECTION 4.04.	Inability to Determine ~~LMIR~~Rates; Change in Legality	62

SECTION 4.05.	Security Interest	63

SECTION 4.06.	~~Successor LMIR~~ Benchmark Replacement Setting	~~63~~ 64

ARTICLE V CONDITIONS TO EFFECTIVENESS AND CREDIT EXTENSIONS		~~72~~69

SECTION 5.01.	Conditions Precedent to Effectiveness and the Initial Credit Extension	~~72~~69

SECTION 5.02.	Conditions Precedent to All Credit Extensions	~~73~~69

SECTION 5.03.	Conditions Precedent to All Releases	~~74~~70

ARTICLE VI REPRESENTATIONS AND WARRANTIES		~~75~~71

SECTION 6.01.	Representations and Warranties of the Borrower	~~75~~71

SECTION 6.02.	Representations and Warranties of the Servicer and the Retention Holder	~~81~~77

ARTICLE VII COVENANTS		~~87~~83

SECTION 7.01.	Covenants of the Borrower	~~87~~83

SECTION 7.02.	Covenants of the Servicer	~~97~~93

- i-

(continued)

Page

SECTION 7.03.	Separate Existence of the Borrower	~~106~~101

ARTICLE VIII ADMINISTRATION AND COLLECTION OF RECEIVABLES		~~110~~105

SECTION 8.01.	Appointment of the Servicer	~~110~~105

SECTION 8.02.	Duties of the Servicer	~~111~~106

SECTION 8.03.	Account	~~112~~108

SECTION 8.04.	Enforcement Rights	~~114~~109

SECTION 8.05.	Responsibilities of the Borrower	~~115~~110

SECTION 8.06.	Servicing Fee	~~116~~111

ARTICLE IX EVENTS OF DEFAULT; TERMINATION EVENTS		~~116~~111

SECTION 9.01.	Events of Default	~~116~~111

SECTION 9.02.	Termination Events	~~121~~115

ARTICLE X THE ADMINISTRATIVE AGENT		~~122~~116

SECTION 10.01.	Authorization and Action	~~122~~116

SECTION 10.02.	Administrative Agent’s Reliance, Etc	~~122~~117

SECTION 10.03.	Administrative Agent and Affiliates	~~123~~117

SECTION 10.04.	Reimbursement of Administrative Agent	~~123~~117

SECTION 10.05.	Delegation of Duties	~~123~~118

SECTION 10.06.	Action or Inaction by Administrative Agent	~~123~~118

SECTION 10.07.	Notice of Events of Default or Termination Events; Action by Administrative Agent	~~124~~118

SECTION 10.08.	Non-Reliance on Administrative Agent and Other Parties	~~124~~118

SECTION 10.09.	Successor Administrative Agent	~~124~~119

SECTION 10.10.	Erroneous Payments	~~125~~119

ARTICLE XI THE GROUP AGENTS		~~128~~123

SECTION 11.01.	Authorization and Action	~~128~~123

SECTION 11.02.	Group Agent’s Reliance, Etc	~~129~~123

SECTION 11.03.	Group Agent and Affiliates	~~129~~123

SECTION 11.04.	Indemnification of Group Agents	~~129~~124

SECTION 11.05.	Delegation of Duties	~~130~~124

SECTION 11.06.	Notice of Events of Default or Termination Events	~~130~~124

- ii-

(continued)

Page

SECTION 11.07.	Non-Reliance on Group Agent and Other Parties	~~130~~124

SECTION 11.08.	Successor Group Agent	~~131~~125

SECTION 11.09.	Reliance on Group Agent	~~131~~125

ARTICLE XII INDEMNIFICATION		~~131~~125

SECTION 12.01.	Indemnification by the Borrower	~~131~~125

SECTION 12.02.	Indemnification by the Servicer and the Retention Holder	~~134~~129

ARTICLE XIII MISCELLANEOUS		~~137~~132

SECTION 13.01.	Amendments, Etc	~~137~~132

SECTION 13.02.	Notices, Etc	~~138~~133

SECTION 13.03.	Assignability	~~138~~133

SECTION 13.04.	Costs and Expenses	~~142~~136

SECTION 13.05.	No Proceedings; Limitation on Payments	~~142~~137

SECTION 13.06.	Confidentiality	~~143~~138

SECTION 13.07.	GOVERNING LAW	~~145~~139

SECTION 13.08.	Execution in Counterparts	~~145~~140

SECTION 13.09.	Integration; Binding Effect; Survival of Termination	~~146~~140

SECTION 13.10.	CONSENT TO JURISDICTION	~~146~~140

SECTION 13.11.	WAIVER OF JURY TRIAL	~~146~~141

SECTION 13.12.	Ratable Payments	~~147~~141

SECTION 13.13.	Limitation of Liability	~~147~~141

SECTION 13.14.	Intent of the Parties	~~147~~142

SECTION 13.15.	USA Patriot Act	~~148~~142

SECTION 13.16.	Right of Setoff	~~148~~142

SECTION 13.17.	Severability	~~148~~142

SECTION 13.18.	Mutual Negotiations	~~148~~142

SECTION 13.19.	Captions and Cross References	~~148~~143

SECTION 13.20.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	~~149~~143

SECTION 13.21.	EU Securitisation Regulation; Information	~~149~~143

SECTION 13.22.	Intercreditor Agreement	~~151~~145

SECTION 13.23.	Post-Closing Covenant	~~152~~146

SECTION 13.24.	CARE Program Receivables	~~152~~146

- iii-

(continued)

Page
EXHIBITS

EXHIBIT A	–	Form of Loan Request
EXHIBIT B	–	Form of Reduction Notice
EXHIBIT C	–	Form of Assignment and Acceptance Agreement
EXHIBIT D	–	[Reserved]
EXHIBIT E	–	Form of CARE Program Inclusion Request
EXHIBIT F	–	Credit and Collection Policy
EXHIBIT G	–	Form of Monthly Report
EXHIBIT H	–	Form of Compliance Certificate
EXHIBIT I	–	Closing Memorandum
EXHIBIT J	–	Form of Daily Report
EXHIBIT K	–	Form of Weekly Report
EXHIBIT L	–	Form of Commitment Increase Request

SCHEDULES

SCHEDULE I	–	Commitments
SCHEDULE II	–	Lock-Boxes, Collection Accounts and Borrower Accounts
SCHEDULE III	–	Notice Addresses

- iv-

“Attorney Costs” means and includes all fees, costs, expenses and disbursements of any law firm or other external counsel.

“Available Funds” means, at any time of determination, the aggregate amount of cleared funds deposited into the Collection Accounts.

~~“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (d) of Section 4.06.~~

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Bankruptcy Court” means the United States Bankruptcy Court for the Northern District of California presiding over the chapter 11 bankruptcy case of PG&E.

“Base Rate” means, with respect to any Lender, on any date, a fluctuating rate of interest per annum equal to the highest of:

(a) the applicable Prime Rate for such date;

(b) the Federal Funds Rate for such date, plus 0.50%; and

(c) ~~LMIR~~Term SOFR for a one-month tenor for such date, plus the SOFR Spread, plus 0.50%.

“Base Rate Loan” means any Loan accruing Interest at the Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

4

Pool Receivables, the Related Security with respect thereto, taken as a whole, or, in each case, any material portion thereof;

(d) the occurrence of any event that could reasonably be expected to materially and adversely affect the (i) status, existence, perfection, priority, enforceability or other rights and remedies of any Credit Party under the Transaction Documents or associated with its respective interest in the Collateral or (ii) validity or enforceability against any the Borrower of any Transaction Document; or

(e) the occurrence of any event that could reasonably be expected to materially and adversely affect the rights and remedies of the Credit Parties, taken as a whole, under this Agreement or any of the other the Transaction Documents.

“Borrower Indemnified Amounts” has the meaning set forth in Section 12.01(a).

“Borrower Indemnified Party” has the meaning set forth in Section 12.01(a).

“Borrower Obligations” means all present and future indebtedness, reimbursement obligations, and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to any Credit Party, Borrower Indemnified Party and/or any Affected Person, arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include, without limitation, all Capital and Interest on the Loans, all Fees and all other amounts due or to become due under the Transaction Documents (whether in respect of fees, costs, expenses, indemnifications or otherwise), including, without limitation, interest, fees and other obligations that accrue after the commencement of any insolvency proceeding with respect to the Borrower (in each case whether or not allowed as a claim in such proceeding).

“Borrower’s Net Worth” means, at any time of determination, an amount equal to (i) the aggregate Unpaid Balance of all Pool Receivables at such time, minus (ii) the sum of (A) the Aggregate Capital at such time, plus (B) the Aggregate Interest at such time, plus (C) the aggregate accrued and unpaid Fees at such time, plus (D) the aggregate outstanding principal balance of all Subordinated Notes at such time, plus (E) the aggregate accrued and unpaid interest on all Subordinated Notes at such time, plus (F) without duplication, the aggregate accrued and unpaid other Borrower Obligations at such time.

“Borrowing Base” means, at any time of determination, the amount equal to (a) the Net Receivable Pool Balance at such time, minus (b) the Required Reserves at such time.

“Borrowing Base Deficit” means, at any time of determination, the amount, if any, by which (a) the Aggregate Capital at such time, exceeds (b) the Borrowing Base at such time.

“Breakage Fee” means (i) for any Interest Period for which Interest is computed by reference to the CP Rate or ~~LMIR~~Term SOFR and a reduction of Capital is made for any reason on any day other than a Settlement Date or (ii) to the extent that the Borrower shall for any reason, fail to borrow on the date specified by the Borrower in connection with any request for funding pursuant to Article II of this Agreement, the amount, if any, by which (A) the additional Interest (calculated without taking into account any Breakage Fee or any shortened duration of such Interest Period pursuant to the definition thereof) which would have accrued during such Interest Period (or, in the case of clause (i) above, until the maturity of the underlying Note) on the reductions of Capital relating to such Interest Period had such reductions not been made (or, in the case of clause (ii) above, the amounts so failed to be borrowed or accepted in connection with any such request for funding by the Borrower), exceeds (B) the income, if any, received by the applicable Lender from the investment of the proceeds of such reductions of Capital (or such amounts failed to be borrowed by the Borrower). A certificate as to the amount of any Breakage Fee (including the computation of such amount) shall be submitted by the affected Lender (or applicable Group Agent on its behalf) to the Borrower and shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding anything in this definition or in this Agreement, no Breakage Fee shall be payable to any member of any Exiting Group in connection with such Person’s exit from this Agreement.

“Budget Bill Receivable” means any Receivable, the Obligor of which has entered into a Budget Billing Plan with the related Originator.

“Budget Billing Plan” means the “Budget Billing” or similar levelized billing plan pursuant to which the related Obligor’s invoice amount for each billing cycle is a constant amount (or approximately constant) irrespective of usage for the related billing cycle.

“Business Day” means (a) any day (other than a Saturday or Sunday) on which~~: (a)~~ banks are not authorized or required to close in New York City, New York and (b) if this definition of “Business Day” is utilized in connection with ~~LMIR, dealings are carried out in the London interbank market~~Term SOFR or SOFR Loans, any U.S. Government Securities Business Day.

“California Climate Credit” means any of (i) the California Climate Credit as determined from time to time by the CPUC, which credit is distributed equally to certain customers of an Originator regardless of energy consumption or bill amount and (ii) the California Industry Assistance Credit as determined from time to time by the CPUC, which credit is distributed to eligible industrial facilities that are customers of an Originator in the amounts determined by the CPUC.

“California Climate Credit Accrual” means, at any time of determination during a California Climate Credit Period, an amount equal to the aggregate California Climate Credit Amount that is expected by the Servicer to be incurred or otherwise owing, as applicable, with respect to the Pool Receivables, as reflected on the books and records of the Originators, the Servicer and the Borrower in accordance with the customary procedures established by the Originators, the Servicer and the Borrower.

“California Climate Credit Amount” means, with respect to any Obligor and as of any time of determination, any discounts, rebates, credits or similar arrangements which are owing to such Obligor with respect to the California Climate Credit.

“California Climate Credit Period” means, with respect to any California Climate Credit Amount, the period beginning on and including the last day of the month immediately preceding proceeds of all Related Security with respect to such Pool Receivable and (d) all other proceeds of such Pool Receivable.

“Commitment” means, with respect to any Committed Lender (including a Related Committed Lender), the maximum aggregate amount which such Person is obligated to lend hereunder on account of all Loans as set forth on Schedule I or in the Assignment and Acceptance Agreement or other agreement pursuant to which it became a Lender, as such amount may be modified in connection with any subsequent assignment pursuant to Section 13.03 or in connection with a reduction in the Facility Limit pursuant to Section 2.02(e) or any increase in Commitments pursuant to Section 2.02(h). If the context so requires, “Commitment” also refers to a Committed Lender’s obligation to make Loans hereunder in accordance with this Agreement.

“Committed Lenders” means MUFG and each other Person that is or becomes a party to this Agreement in the capacity of a “Committed Lender”.

“Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with any PG&E Party within the meaning of Section 4001 of ERISA or is part of a group that includes any PG&E Party and that is treated as a single employer under Section 414 of the Code.

“Concentration Limit” means at any time for any Obligor, the product of (i) such Obligor’s Specified Concentration Percentage, times (ii) the aggregate Unpaid Balance of the Eligible Receivables included in the Receivables Pool at the time of determination.

“Conduit Lender” means each commercial paper conduit that is or becomes a party to this Agreement in the capacity of a “Conduit Lender”.

“Confirmation Order” means that certain order of the United States Bankruptcy Court for the Northern District of California, San Francisco Division dated June 20, 2020 Docket No. 8053 confirming a plan of reorganization same as or substantially similar to the Plan of Reorganization.

“Contract” means, with respect to any Receivable, a contract (including any purchase order or invoice), between an Originator and an Obligor, pursuant to which such Receivable arises or which evidences such Receivable. A “related” Contract with respect to a Receivable means a Contract under which such Receivable arises or which is relevant to the collection or enforcement of such Receivable.

“Control Direction” has the meaning set forth in the Intercreditor Agreement.

“CP Rate” means, (a) with respect to Jupiter Securitization Company LLC and for any Interest Period (or portion thereof) for any Portion of Capital, the per annum rate calculated to yield the “weighted average cost” (as defined below) for such Interest Period (or portion thereof) in respect to Notes issued by such Conduit Lender; provided, however, that if any component of such rate is a discount rate, in calculating the CP Rate for such Interest Period (or portion thereof), the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum shall be used in calculating such component; provided, further, that if the CP Rate as determined herein shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. As used in this definition, “weighted average cost” for any Interest Period (or portion thereof) means the sum (without duplication) of (i) the actual interest accrued during such Interest Period (or portion thereof) on outstanding Notes issued by such Conduit Lender (excluding any Notes issued to and held by JPMorgan Chase or any affiliate thereof, other than such Notes held as part of the market making activities of any dealer of such Conduit Lender’s Notes), (ii) the commissions of placement agents and dealers in respect of such Notes, (iii) any note issuance costs attributable to such Notes not constituting dealer fees or commissions, expressed as an annualized percentage of the aggregate principal component thereof, (iv) the actual interest accrued during such Interest Period (or portion thereof) on other borrowings by such Conduit Lender (as determined by its Group Agent), including to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market, which may include loans from such Conduit Lender’s Group Agent or its affiliates (such interest rate not to exceed, on any day, the Federal Funds ~~Effective~~ Rate in effect on such day plus 0.50%), and (v) incremental carrying costs incurred with respect to Notes maturing on dates other than those on which corresponding funds are received by such Lender ~~Purchaser~~, minus any accrual of income net of expenses received from investment of collections received under all receivable purchase facilities funded substantially with Notes and (b) with respect to any other Conduit Lender and for any Interest Period (or portion thereof) for any Portion of Capital, the per annum rate equivalent to the weighted average cost (as determined by the applicable Group Agent and which shall include commissions and fees of placement agents and dealers, incremental carrying costs incurred with respect to Notes of such Person maturing on dates other than those on which corresponding funds are received by such Conduit Lender, other borrowings by such Conduit Lender (other than under any Liquidity Agreement) and any other costs and expenses associated with the issuance of Notes) of or related to the issuance of Notes that are allocated, in whole or in part, by the applicable Conduit Lender to fund or maintain such Portion of Capital (and which may be also allocated in part to the funding of other assets of such Conduit Lender) (determined in the case of Notes issued on a discount by converting the discount to an interest equivalent rate per annum); provided, that notwithstanding anything in this Agreement or the other Transaction Documents to the contrary, the Borrower agrees that any amounts payable to Conduit Lenders in respect of Interest for any Interest Period with respect to any Portion of Capital funded by such Conduit Lenders at the CP Rate shall include an amount equal to the portion of the face amount of the outstanding Notes issued to fund or maintain such Portion of Capital that corresponds to the portion of the proceeds of such Notes that was used to pay the interest component of maturing Notes issued to fund or maintain such Portion of Capital, to the extent that such Conduit Lenders had not received payments of interest in respect of such interest component prior to the maturity date of such maturing Notes (for purposes of the foregoing, the “interest component” of Notes equals the excess of the face amount thereof over the net proceeds received by such Conduit Lender from the issuance of Notes, except that if such Notes are issued on an interest-bearing basis its “interest component” will equal the amount of interest accruing on such Notes through maturity); provided, further, that if the CP Rate as determined herein shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“CPUC” means the California Public Utilities Commission or its successor.

“CPUC Fees” means fees included in any invoice that are to be remitted to the CPUC to fund CPUC’s ongoing activities.

“Credit Agreement” means that certain Credit Agreement dated as of July 1, 2020, among PG&E, the several banks and other financial institutions or entities from time to time parties thereto as lenders and JPMorgan Chase Bank, N.A. and Citibank, N.A., as co-administrative agents and Citibank, N.A., as designated agent.

“Credit Agreement Financial Covenant” means the financial covenant set forth in Section

7.2 of the Credit Agreement as in effect on the Closing Date.

“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of the Originators in effect on the Closing Date and described in Exhibit F, as modified in compliance with this Agreement.

“Credit Extension” means the making of any Loan.

~~“Credit Party” means each Lender, the Administrative Agent and each Group Agent. “CRR Part Five RTS” means Chapters I, II and III and Article 22 of Commission Delegated Regulation (EU) No. 625/2014 of June 26, 2014 (as applicable on the date hereof pursuant to Article 43(7) of the EU Securitisation Regulation).~~

“CTA” means any core transport agent or other third-party natural gas provider.

“CTA Charges” means any fees or charges owing by an Obligor that are related to any fees, costs or expenses payable to any CTA.

“Customer Payables” means, with respect to any Obligor, the aggregate amount then owing to such Obligor by the Originators and Affiliates thereof as a result of such Obligor being a supplier or vender to any Originator or Affiliate thereof.

“Customer Payables Proxy” means $10,000,000. Within thirty (30) days of the completion and the receipt by the Administrative Agent of the results of any annual audit or field exam of the Receivables and the servicing and origination practices of the Servicer and the Originators, the Customer Payables Proxy may be adjusted by the Administrative Agent upon not less than five (5) Business Days’ notice to Borrower to reflect the amount that the Administrative Agent reasonably believes approximates the aggregate amount of Customer Payables.

“Customer Refund” means, with respect to any Obligor, the aggregate amount of all refunds owed to such Obligor as a result of property damages, failure to deliver services or other known issues.

“Cut-Off Date” means the last day of each Settlement Period.

“Cut-Off Time” means, with respect to each Business Day, a time selected by the Servicer which will occur between 11:00 a.m. and 1:00 p.m. (San Francisco time) on such Business Day.

(b) as to which the Obligor thereof is subject to an Event of Bankruptcy that has occurred and is continuing; or

(c) which, consistent with the Credit and Collection Policy, would be or should have been written off as uncollectible.

“Delinquency Ratio” means, as of any date of determination, a fraction (expressed as a percentage), (a) the numerator of which is the aggregate Unpaid Balance of all Pool Receivables that constitute Delinquent Receivables as of the Cut-Off Date for the most recently ended Settlement Period, and (b) the denominator of which is the aggregate Unpaid Balance of all Pool Receivables (other than any Unaged Receivables or any Unbilled Receivables) as of the Cut-Off Date for the most recently ended Settlement Period.

“Delinquent Receivable” means a Pool Receivable that is not a Defaulted Receivable and as to which any payment, or part thereof, remains unpaid for more than 90 days from the original invoice date for such Pool Receivable.

“Deposit Balance” means, as of any date, the aggregate amount of security deposits and other deposits received by or on behalf of the Obligors that are then being held by the Originators and Affiliates thereof (or any agent thereof on their behalf).

“Designated Obligor” means an Obligor that is designated as a “Designated Obligor” in a writing signed by the Administrative Agent and the Borrower.

“Dilution Horizon Ratio” means, as of any Cut-Off Date, a fraction (expressed as a percentage), (a) the numerator of which is equal to the Gross Sales for the Settlement Period ended on such Cut-Off Date, and (b) the denominator of which is the Net Receivable Pool Balance as of such Cut-Off Date.

“Dilution Ratio” means, as of any Cut-Off Date, a fraction (expressed as a percentage), (a) the numerator of which is the aggregate amount of all Deemed Collections in respect of Pool Receivables which occurred during the most recently ended Settlement Period and (b) the denominator of which is the Gross Sales during the Settlement Period one (1) month prior to the Settlement Period ending on such Cut-Off Date; provided, however, that the Dilution Ratio for the Cut-Off Date occurring in April 2021 shall be calculated excluding the TO Settlement.

“Dilution Reserve Floor Percentage” means, with respect to any date of determination, a percentage equal to the greater of (i) 2.0% and (ii) a percentage equal to:

ADR x DHR

where:

ADR      =        the Adjusted Dilution Ratio on such day, and

DHR      =        the Dilution Horizon Ratio on such day.

(u) the purchase of which by the Borrower under the Purchase and Sale Agreement, does not and the transactions contemplated hereby do not, constitute a Security;

(v) which (i) does not arise from a sale of accounts made as part of a sale of a business or constitute an assignment for the purpose of collection only, (ii) is not a transfer of a single account made in whole or partial satisfaction of a preexisting indebtedness or an assignment of a right to payment under a contract to an assignee that is also obligated to perform under the contract and (iii) is not a transfer of an interest in or an assignment of a claim under a policy of insurance; ~~and~~

(w) if a Ratings Event has occurred and is continuing, for which neither the related Originator nor any Affiliate thereof is holding any Deposit Balances or other deposits received by or on behalf of the related Obligor; provided that only the portion of such Receivable in an amount equal to such Deposit Balances or other deposits shall be ineligible;

(x) which if such Receivable is a Tax Charge, (i) no Ratings Event has occurred and is continuing, (ii) no PG&E Party or any Affiliate thereof has received notice or claim from any Governmental Authority that payment of any prior Tax Charge have not been timely paid to any Governmental Authority, and (iii) each applicable PG&E Party has paid and discharged and fully performed, at or before maturity and due date, all of its obligations in respect of collecting and/or remitting all Tax Charges to the applicable Governmental Authority; and

(y) which if such Receivable is a CPUC Fee, (i) no Ratings Event has occurred and is continuing, (ii) no PG&E Party or any Affiliate thereof has received notice (whether or not in writing, and whether or not setting forth any claim or demand under the California Public Utilities Code) from the CPUC or any other Governmental Authority that payment of Collections on any prior CPUC Fees (including but not limited to any interest and penalty amounts claimed therewith) have not been timely or fully remitted to the CPUC or other designated Governmental Authority of the State of California and (iii) each applicable PG&E Party has paid and discharged and fully performed, at or before maturity and due date, all of its obligations in respect of collecting and/or remitting all CPUC Fees to the CPUC or other designated Governmental Authority of the State of California, and has timely and fully complied with all reporting obligations relating thereto.

“Eligible Unaged Receivable” means, at any time, any Unaged Receivable if (a) the related Originator has recognized the related revenue on its financial books and records under GAAP and (b) not more than thirty (30) days have expired since the date such Unaged Receivable arose.

“Eligible Unbilled Receivable” means, at any time, any Unbilled Receivable if (a) the related Originator has recognized the related revenue on its financial books and records under GAAP, (b) such Unbilled Receivable has been fully earned by the related Originator and (c) not more than ~~thirty~~sixty (~~30~~60 ) days have expired since the date that the related goods or services have been provided that result in such Unbilled Receivable.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ESP Consolidated Receivable” means any Receivable arising from the sale of goods or the provision of services by an Originator which is billed by an ESP on behalf of such Originator.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time, available at http://www.lma.eu.com/pages.aspx?p=499.

“EU Securitisation Regulation” means Regulation (EU) 2017/2402 of the European Parliament and of the Council of 12 December 2017 laying down a general framework for securitisation and creating a specific framework for simple, transparent and standardised securitisation and amending certain other European Union directives and regulations, as amended.

“EU Securitisation Regulation Rules” means the EU Securitisation Regulation, together with all relevant implementing regulations in relation thereto, all regulatory technical standards, implementing technical standards and delegated regulations in relation thereto or applicable in relation thereto pursuant to any transitional arrangements made pursuant to the EU Securitisation Regulation and, in each case, any relevant guidance or policy statements published in relation thereto by the European Banking Authority, the European Securities and Markets Authority, the European Insurance and Occupational Pensions Authority (or in each case, any predecessor or any other applicable regulatory authority) or by the European Commission, in each case as amended and in effect from time to time.

“Event of Bankruptcy” shall be deemed to have occurred with respect to a Person if either:

(a) (i) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, examinership, reorganization, debt arrangement, dissolution, administration, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, examiner, administrator, assignee, sequestrator (or other similar official) for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any Applicable Law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts; or (ii) an order for relief in respect of such Person shall be entered in an involuntary case under federal bankruptcy laws or other similar Applicable Laws now or hereafter in effect; or

(b) such Person (i) shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution, administration or other similar law now or hereafter in effect, (ii) shall consent to the appointment of or taking possession by a receiver, liquidator, examiner, administrator, assignee, trustee, custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property or (iii) shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors (or any board or Person holding similar rights to control the activities of such Person) shall vote to implement any of the foregoing.

“Event of Default” has the meaning specified in Section 9.01. For the avoidance of doubt, any Event of Default that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 13.01.

“Excess Budget Bill Concentration Amount” means, at any time, the amount by which (a) the aggregate Unpaid Balance of all Eligible Receivables that constitute Budget Bill Receivables at such time, exceeds (b) the product of (x) 5.00%, times (y) the aggregate Unpaid Balance of the Eligible Receivables included in the Receivables Pool at such time.

“Excess CARE Program Concentration Amount” means, at any time other than during the CARE Program Exclusion Period, the amount by which (a) the aggregate Unpaid Balance of all Eligible Receivables that constitute CARE Program Receivables at such time, exceeds (b) the product of (x) 10.00%, times (y) the aggregate Unpaid Balance of the Eligible Receivables included in the Receivables Pool at such time.

“Excess Deposit Balance Concentration Amount” means, at any time, so long as a Ratings Event has not occurred and is continuing, the amount by which (a) the Deposit Balance at such time, exceeds (b) the product of (x) 20.00%, times (y) the aggregate Unpaid Balance of the Eligible Receivables included in the Receivables Pool at such time.

“Excess Extended Unbilled Receivables Concentration Amount” means, at any time, the amount by which (a) the aggregate Unpaid Balance of all Eligible Receivables included in the Receivables Pool that are Unbilled Receivables for which more than thirty (30) days have expired since the date that the related goods or services have been provided that result in such Unbilled Receivable at such time, exceeds (b) the product of (x) 5.00%, times (y) the aggregate Unpaid Balance of the Eligible Receivables included in the Receivables Pool at such time.

“ Excess Federal Government Receivables Concentration Amount” means, at any time, the amount by which (a) the aggregate Unpaid Balance of all Eligible Receivables included in the Receivables Pool that are Federal Government Receivables at such time, exceeds (b) the product of (x) 2.50%, times (y) the aggregate Unpaid Balance of the Eligible Receivables included in the Receivables Pool at such time.

“Excess FERA Program Concentration Amount” means, at any time, the amount by which (a) the aggregate Unpaid Balance of all Eligible Receivables that constitute FERA Program Receivables at such time, exceeds (b) the product of (x) 5.00%, times (y) the aggregate Unpaid Balance of the Eligible Receivables included in the Receivables Pool at such time.

“Excess Medical Receivable Concentration Amount” means, at any time, the amount by which (a) the aggregate Unpaid Balance of all Eligible Receivables that constitute Medical Receivables at such time, exceeds (b) the product of (x) 3.00%, times (y) the aggregate Unpaid Balance of the Eligible Receivables included in the Receivables Pool at such time.

“Excess Non-Federal Government Receivables Concentration Amount” means, at any time, the amount by which (a) the aggregate Unpaid Balance of all Eligible Receivables included in the Receivables Pool that are Non-Federal Government Receivables at such time, exceeds (b) the product of (x) 7.50%, times (y) the aggregate Unpaid Balance of the Eligible Receivables included in the Receivables Pool at such time.

“Excess Obligor Concentration Amount” means, at any time, the aggregate of the amounts determined for each Obligor by which (a) the aggregate Unpaid Balance of all Eligible Receivables included in the Receivables Pool that are owed by such Obligor or an Affiliate of such Obligor at such time, exceeds (b) the Concentration Limit for such Obligor at such time.

“Excess Unbilled Receivables Concentration Amount” means, at any time, the amount by which (a) the aggregate Unpaid Balance of all Eligible Receivables included in the Receivables Pool that are Unbilled Receivables at such time, exceeds (b) the product of (x) 50.00%, times (y) the aggregate Unpaid Balance of the Receivables included in the Receivables Pool at such time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended or otherwise modified from time to time.

“Excluded Collections” means, with respect to any Excluded Receivable: (a) all funds that are received by any PG&E Party or any other Person on their behalf in payment of any amounts owed in respect of such Excluded Receivable (including purchase price, service charges, finance charges, interest, fees and all other charges), or applied to amounts owed in respect of such Excluded Receivable (including insurance payments, proceeds of drawings under supporting letters of credit and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related obligor or any other Person directly or indirectly liable for the payment of such Excluded Receivable and available to be applied thereon) and (b) all other proceeds of such Excluded Receivable.

“Excluded Receivables” means all (i) CTA Charges, (ii) DWR Bond Charges and DWR Other Charges, (iii) ESP Charges, (iv) Nuclear Decommission Charges, (iv) Securitization Bond Charges and (v) UDC Consolidated Billing Receivables.

“Excluded Receivables Percentage” means, as of any date of determination, a fraction (expressed as a percentage), (a) the numerator of which is an amount equal to (i) the aggregate Unpaid Balance of all Excluded Receivables on such date, minus (ii) the aggregate Unpaid Balance of all UDC Consolidated Billing Receivables on such date and (b) the denominator of which is the sum of (i) the aggregate Unpaid Balance of all Excluded Receivables on such date, plus (ii) the aggregate Unpaid Balance of all Pool Receivables on such date.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Affected Person or required to be withheld or deducted from a payment to an Affected Person: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Affected Person being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loans or Commitment pursuant to a law in effect on the date on which (i) such Lender makes a Loan or its Commitment or (ii) such Lender changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office and (c) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Executive Order” means Executive Order No. 13224 on Terrorist Financings: Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued on September 23, 2001.

“Exiting Group” has the meaning specified in Section 2.02(g).

“Facility Limit ” means ~~$1,000,000,000~~, as of any date of determination, the aggregate Commitment of each Committed Lender at such time, as reduced from time to time pursuant to Section 2.02(e) or increased pursuant to Section 2.02(h). References to the unused portion of the Facility Limit shall mean, at any time of determination, an amount equal to (x) the Facility Limit at such time, minus (y) the Aggregate Capital at such time.

“Facility Limit Increase Date” has the meaning set forth in Section 2.02(h).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” has the meaning set forth in Section 6.01(n)(ii).

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum, determined by Administrative Agent, equal (for each day during such period) to:

(a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

(b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Federal Government Obligor” means the United States, any territory, possession or commonwealth of the United States, or any agency, department or instrumentality of any of the foregoing, but excluding any Local Government Obligor.

“Federal Government Receivable” means any Receivable the Obligor of which is a Federal Government Obligor.

“Fee Letter” has the meaning specified in Section 2.03(a).

“Fees” has the meaning specified in Section 2.03(a).

“FERA Program” means the Family Electric Rate Assistance program or any replacement program therefore pursuant to which certain low-income Obligors receive a predefined percentage discount on their invoice.

“FERA Program Receivable” means any Receivable, the Obligor of which is currently enrolled in the FERA Program.

“FERC” means the Federal Energy Regulatory Commission, including the staff thereof and any successor thereto.

“Final Maturity Date” means the date that (i) is one hundred eighty (180) days following the Scheduled Termination Date or (ii) such earlier date on which the Loans become due and payable pursuant to Section 9.01.

“Final Payout Date” means the date on or after the Termination Date when (i) the Aggregate Capital and Aggregate Interest have been paid in full, (ii) all Borrower Obligations shall have been paid in full, (iii) all other amounts owing to the Credit Parties and any other Borrower Indemnified Party or Affected Person hereunder and under the other Transaction Documents have been paid in full and (iv) all accrued Servicing Fees have been paid in full.

“Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges, early termination charges or similar charges owing by an Obligor pursuant to such Contract.

“Financial Officer” of any Person means, the chief executive officer, the chief financial officer, the chief accounting officer, the principal accounting officer, the controller, the treasurer or the assistant treasurer of such Person.

“Fitch” means Fitch, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“Floor” means a rate of interest equal to 0.0%.

“Foreign Obligor Receivable” means any Receivable the Obligor of which has a billing address that is not located within the United States.

“FPA” means the Federal Power Act, as amended, including the regulations and orders publicly promulgated by the FERC thereunder.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, except as noted below. In the event that any “Change in Accounting Principles” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then, upon the request of the Borrower, the Servicer or the Majority Group Agents, the Borrower, the Servicer and the

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees any Debt, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof or (v) to reimburse or indemnify an issuer of a letter of credit, surety bond or guarantee issued by such issuer in respect of primary obligations of a primary obligor other than PG&E or any Significant Subsidiary provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s reasonably anticipated liability in respect thereof as determined by PG&E in good faith.

“Guaranty” means, with respect to any Person, any obligation of such Person guarantying or in effect guarantying any Debt, liability or obligation of any other Person in any manner, whether directly or indirectly, including any such liability arising by virtue of partnership agreements, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any of its Affiliates under any Transaction Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Independent Director” has the meaning set forth in Section 7.03(c).

“Ineligible Receivable” means, as of any date of determination, any Receivable (or portion thereof) that is (i) an Affiliate Receivable, (ii) an ESP Consolidated Receivable, (iii) a ~~CPUC Fee, (iv) a~~ Foreign Obligor Receivable, (~~v~~iv ) a Payment Plan Receivable, (~~vi~~v) a Revenue Assurance Receivable, (~~vii~~vi ) a Supplier Receivable, (viii) a Wholesale Receivable, (~~ix~~viii) a Finance Charge, (~~x) a Tax Charge, (xi~~ix) a Modified Receivable or (~~xii~~x) if such date of determination is during the CARE Program Exclusion Period, a CARE Program Receivable.

“Initial Transfer Amount” means, with respect to any Business Day, an amount equal to the lesser of (a) an amount equal to the product of (i) the sum of (x) the aggregate amount of Available Funds deposited into the Collection Accounts on such Business Day before the applicable Cut-Off Time for such Business Day, plus (y) the aggregate amount of Available Funds deposited into the Collection Accounts on the prior Business Day after the applicable Cut-Off Time used to determine the Initial Transfer Amount on such prior Business Day, times (ii) the Subject Percentage and (b) an amount equal to the sum of (x) the aggregate amount of Collections deposited into the Collection Accounts on such Business Day before the applicable Cut-Off Time for such Business Day, plus (y) the aggregate amount of Collections deposited into the Collection Accounts on the prior Business Day after the applicable Cut-Off Time used to determine the Initial Transfer Amount on such prior Business Day.

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Intended Tax Treatment” has the meaning set forth in Section 13.14.

“Intercreditor Agreement” means the Collection Account Intercreditor Agreement, dated as of the Closing Date, among PG&E, the Borrower, the Administrative Agent, the Collection Account Agent and each of the other parties from time to time party thereto.

“Intercreditor Agreement Secured Parties” means the Administrative Agent and the other secured parties under the Intercreditor Agreement.

“Interest” means, for each Loan for any day during any Interest Period (or portion thereof), the amount of interest accrued on the Capital of such Loan during such Interest Period (or portion thereof) in accordance with Section 2.03(b).

“Interest Period” means, with respect to each Loan, (a) before the Termination Date: (i) initially, the period commencing on the date such Loan is made pursuant to Section 2.01 (or in the case of any fees payable hereunder, commencing on the Closing Date) and ending on (but not including) the end of such Settlement Period and (ii) thereafter, each Settlement Period and (b) on and after the Termination Date, such period (including a period of one day) as shall be selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Group Agents) or, in the absence of any such selection, each Settlement Period.

“Interest Rate” means, for any day in any Interest Period for any Loan (or any portion of Capital thereof):

(a) if such Loan (or such portion of Capital thereof) is being funded by a Conduit Lender on such day through the issuance of Notes, the applicable CP Rate; or

(b) if such Loan (or such portion of Capital thereof) is being funded by any Lender on such day other than through the issuance of Notes (including, without limitation, if a Conduit Lender is then funding such Loan (or such portion of Capital thereof) under a Program Support Agreement, or if a Committed Lender is then funding such Loan (or such portion of Capital thereof)), ~~LMIR~~Term SOFR plus the SOFR Spread;

provided, however, that the “Interest Rate” for each Loan and any day while an Event of Default or a Termination Event has occurred and is continuing shall be an interest rate per annum equal to the sum of 3.00% per annum plus the greater of (i) the interest rate per annum determined for such Loan and such day pursuant to clause (a) or (b) above, as applicable, and (ii) the Base Rate in effect on such day; provided, further, that no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law; provided, further, however, that Interest for any Loan shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Interim Report” means any Daily Report or Weekly Report.

“Investment Company Act” means the Investment Company Act of 1940, as amended or otherwise modified from time to time.

“JPM” means JPMorgan Chase Bank, N.A.

“Lenders” means the Conduit Lenders and the Committed Lenders.

“Liquidity Agent” means any bank or other financial institution acting as agent for the various Liquidity Providers under each Liquidity Agreement.

“Liquidity Agreement” means any agreement entered into, directly or indirectly, in connection with or related to, this Agreement pursuant to which a Liquidity Provider agrees to make loans or advances to, or purchase assets from, a Conduit Lender (directly or indirectly) in order to provide liquidity or other enhancement for such Conduit Lender’s Notes or other senior indebtedness.

“Liquidity Provider” means any lender, credit enhancer or liquidity provider that is at any time party to a Liquidity Agreement or any successor or assign of such lender, credit enhancer or liquidity provider or any similar entity with respect to any permitted assignee of a Conduit Lender.

“~~LMIR” means for any day during any Interest Period (a) with respect to any Group, the interest rate per annum for a period of time comparable to such Interest Period equal to the ICE Benchmark Administration Limited (or the successor thereto if it is no longer making such rates available) LIBOR Rate (“ICE LIBOR”), as published by Reuters (currently Reuters LIBOR01 page) (or any other commercially available source providing quotations of ICE LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London, England time) for deposits in U.S. Dollars on such day, or if such day is not a Business Day, on the immediately preceding Business Day, or (b) if a rate cannot be determined under the foregoing clause, an annual rate equal to the average (rounded upwards if necessary to the nearest 1/100th of 1%) of the rates per annum at which deposits in U.S. Dollars with a duration comparable to such Interest Period in a principal amount substantially equal to the principal amount of the applicable Portion of Capital to be funded at LMIR on such day are offered to the principal London office of the applicable Group Agent (or its related Committed Lender) by three London banks, selected by Administrative Agent in good faith, at about 11:00 a.m.~~

~~(London, England time) on such day, or if such day is not a Business Day, on the immediately preceding Business Day; provided, however, that if LMIR, determined as provided above, would be less than zero, LMIR shall for all purposes of this Agreement be zero.~~Loan” means any loan made by a Lender pursuant to Section 2.02.

~~“Loan” means any loan made by a Lender pursuant to Section 2.02.~~

“Loan Request” means a letter in substantially the form of Exhibit A hereto executed and delivered by the Borrower to the Administrative Agent and the Group Agents pursuant to Section 2.02(a).

“Local Government Obligor” shall mean any state or local government, including counties, cities and towns, any political subdivision of any of the foregoing, or any agency, department or instrumentality of any the foregoing.

“Lock-Box” means each locked postal box with respect to which a Collection Account Bank has executed a Collection Account Control Agreement pursuant to which it has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Schedule II (as such schedule may be modified from time to time in connection with the addition or removal of any Lock-Box in accordance with the terms hereof).

“Loss Horizon Ratio” means, as of any Cut-Off Date, a fraction (expressed as a percentage), (a) the numerator of which is the Gross Sales during the immediately preceding four (4) Settlement Periods then most recently ended and (b) the denominator of which is the Net Receivable Pool Balance as of such Cut-Off Date.

“Loss Ratio” means, as of any Cut-Off Date, the ratio (expressed as a decimal) (a) the numerator of which is the sum of (i) the product of (A) the aggregate Unpaid Balance of all Pool Receivables and Excluded Receivables (other than (x) CARE Program Receivables during the CARE Program Exclusion Period, (y) UDC Consolidated Billing Receivables and (~~y~~z) Payment Plan Receivables and Revenue Assurance Receivables) as to which any payment, or part thereof, remains unpaid for more than 120 but less than 151 days from the original invoice date for such Pool Receivable, times (B) one minus the Excluded Receivables Percentage, plus (without duplication) (ii) any Losses (net of recoveries) incurred in the most recently ended Settlement Period (other than any that have occurred with respect to (x) CARE Program Receivables during the CARE Program Exclusion Period or (y) Payment Plan Receivables or Revenue Assurance Receivables), and (b) the denominator of which is the Gross Sales during the Settlement Period four (4) months prior to the Settlement Period ending on such Cut-Off Date.

“Loss Reserve Floor Percentage” means (i) if a Ratings Event has occurred and is continuing, 15.0% and (ii) at all other times, 12.0%.

“Losses” means the Unpaid Balance of any Pool Receivables that have been, or should have been, written-off as uncollectible by the Servicer or any Originator in accordance with the Credit and Collection Policies.

“Majority Group Agents” means one or more Group Agents which in its Group, or their combined Groups, as the case may be, have Committed Lenders representing more than 66 2/3% of the aggregate Commitments of all Committed Lenders in all Groups (or, if the Commitments have been terminated, have Lenders representing more than 66 2/3% of the aggregate outstanding Capital held by all the Lenders in all Groups); provided, however, that at any time there are ~~three or more~~four Groups, “Majority Group Agents” shall mean at least ~~two Group Agents~~three Group Agents, regardless of the percentage of the aggregate Commitments of all Committed Lenders in all Groups such three Group Agents represent.

“Material Adverse Effect” means:

(a) (i) if a particular Person is specified, a change in the business, property, operations or financial condition of such Person, and its Subsidiaries taken as a whole, that could reasonably be expected to materially and adversely affect such Person’s ability to perform its obligations under this Agreement or any other Transaction Document or (ii) if a particular Person is not specified, a change in the business, property, operations or financial condition of any PG&E Party, and its Subsidiaries taken as a whole, that could reasonably be expected to materially and adversely affect such PG&E Party’s ability to perform its obligations under any Transaction Document to which it is a party;

(b) the occurrence of any event that could reasonably be expected to materially and adversely affect the value, validity, enforceability or collectibility of the Pool Receivables, the Related Security with respect thereto, taken as a whole, or, in each case, any material portion thereof;

(c) the occurrence of any event that could reasonably be expected to materially and adversely affect the (i) status, existence, perfection, priority, enforceability or other rights and remedies of any Credit Party under the Transaction Documents or associated with its respective interest in the Collateral or (ii) validity or enforceability against any PG&E Party of any Transaction Document;

(d) the occurrence of any event that could reasonably be expected to materially and adversely affect the business, assets, liabilities, properties, operations or financial condition of the Borrower; or

(e) the occurrence of any event that could reasonably be expected to materially and adversely affect the rights and remedies of the Credit Parties, taken as a whole, under this Agreement or any of the other the Transaction Documents.

“Maximum Days Sales Outstanding” means, as of any day, the highest Days Sales Outstanding for any Settlement Period observed over the preceding twelve Settlement Periods (including such Settlement Period).

“Medical Baseline Program” means the Medical Baseline program or any replacement program therefore pursuant to which certain Obligors who have special energy needs due to qualifying medical conditions receive a higher baseline at the lowest baseline price.

“Medical Receivable” means any Receivable, the Obligor of which is currently enrolled in the Medical Baseline Program.

“Miscellaneous Items” means any right to payment of a monetary obligation, whether or not earned by performance, owed to any Originator that does not constitute a Receivable or an Excluded Receivable.

“Miscellaneous Collections” means, with respect to any Miscellaneous Items, all funds that are received by any PG&E Party or any other Person on their behalf in payment of any amounts owed in respect of such Miscellaneous Item.

“Mizuho” means Mizuho Bank, Ltd.

“Modified Receivable” means a Receivable as to which the payment terms of the related Contract have been extended or modified for credit reasons since the origination of such Receivable.

“Monthly Report” means a report, in substantially the form of Exhibit G.

“Monthly Settlement Date” means the second (2nd) Business Day after each Reporting Date.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“MUFG” has the meaning set forth in the preamble to this Agreement.

“Multiemployer Plan” means a plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Receivable Pool Balance” means, at any time, an amount equal to the aggregate Unpaid Balance of Pool Receivables that are Eligible Receivables determined at such time, minus (without duplication) the sum of (a) the aggregate Excess Obligor Concentration Amount at such time, plus (b) the Excess Medical Receivable Concentration Amount at such time, plus (c) the Excess Federal Government Receivables Concentration Amount at such time, plus (d) the Excess Non-Federal Government Receivables Concentration Amount at such time, plus (e) the Excess CARE Program Concentration Amount at such time, plus (f) the Excess FERA Program Concentration Amount at such time, plus (g) the Excess Unbilled Receivables Concentration Amount at such time, plus (h) the Excess Budget Bill Concentration Amount at such time, plus (i) the Excess Deposit Balance Concentration Amount at such time, plus (j) during each month of each California Climate Credit Period, the related California Climate Credit Accrual, plus (k) the aggregate amount of all Customer Refunds at such time, plus (l) the Customer Payables Proxy at such time, plus (m) during each month of each Other Credit Period, the aggregate related Other Credit Accrual, plus (n) the Excess Extended Unbilled Receivables Concentration Amount at such time.

“PCG” means PG&E Corporation, a California corporation.

“Percentage” means, at any time of determination, with respect to any Committed Lender, a fraction (expressed as a percentage), (a) the numerator of which is (i) prior to the termination of all Commitments hereunder, its Commitment at such time or (ii) if all Commitments hereunder have been terminated, the aggregate outstanding Capital of all Loans being funded by such Lender at such time and (b) the denominator of which is (i) prior to the termination of all Commitments hereunder, the aggregate Commitments of all Committed Lenders at such time or (ii) if all Commitments hereunder have been terminated, the aggregate outstanding Capital of all Loans at such time.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or any Governmental Authority.

“PG&E” has the meaning set forth in the preamble to this Agreement.

“PG&E Indemnified Party” has the meaning set forth in Section 12.02(a). “PG&E Party” means PG&E, the Borrower, the Servicer and each Originator.

“Plan” means any employee benefit plan that is covered by ERISA and in respect of which any PG&E Party or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan of Reorganization” means the Debtors’ and Shareholder Proponents’ Joint Chapter 11 Plan of Reorganization, dated June 19, 2020 Docket No. 8048, together with all exhibits, schedules, annexes, supplements, and other attachments thereto.

“Pledge Agreement” means any Pledge Agreement pursuant to which PG&E pledges to the Administrative Agent all of its membership interests and any other equity interests in the Borrower.

“Pool Receivable” means a Receivable in the Receivables Pool.

“Portion of Capital” means, with respect to any Lender and its related Capital, the portion of such Capital being funded or maintained by such Lender by reference to a particular interest rate basis.

“Prime Rate” means, with respect to any Group and as determined by the applicable Group Agent, (a) the rate of interest in effect for such day as publicly announced from time to time by the applicable Group Agent, the Related Committed Lender or their Affiliates as its “reference rate” or “prime rate”, as applicable, such “reference rate” or “prime rate” being set by the applicable Group Agent, the related Committed Lender or their Affiliates based upon various

“Responsible Officer” means, with respect to any Person, the general counsel or any executive officer of such Person and any other officer of such Person responsible for the administration of the obligations of such Person in respect of this Agreement and the other Transaction Documents.

“Restricted Payments” has the meaning set forth in Section 7.01(r).

“Retail Energy Receivable” means any right to payment of a monetary obligation, whether billed or unbilled, that arises in connection with the sale, provision or transportation of electricity or natural gas or the rendering of related services, in each case, in a retail transaction by an Originator to an Obligor that is either (x) a retail end user customer of an Originator or (y) a retail end user customer of an Originator that constitutes a Governmental Authority.

“Retention Holder” has the meaning set forth in the preamble to this Agreement.

“Retention Holder Indemnified Amounts” has the meaning set forth in Section 12.02(c).

“Returned Goods” means all right, title and interest in and to returned, repossessed or foreclosed goods and/or merchandise the sale of which gave rise to a Receivable; provided that such goods shall no longer constitute Returned Goods after a Deemed Collection has been deposited in a Borrower Account with respect to the full Unpaid Balance of the related Receivables.

“Revenue Assurance Receivable” means any Receivable, the Obligor of which acquired the related good or service unlawfully or otherwise without the consent of the related Originator, including as a result of meter tampering, bypassing meters, tapping gas or power lines, tapping into neighboring premises and self-reconnection without consent.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto that is a nationally recognized statistical rating organization.

“Sale Termination Event” has the meaning set forth in the Purchase and Sale Agreement.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions, including as of the ~~Closing~~Sixth Amendment Date, Cuba, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Crimea (Ukraine), Iran, Syria and North Korea.

“Sanctioned Person” means, at any time, (a) any Person currently the subject or the target of any Sanctions, including any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) (or any successor thereto) or the U.S. Department of State, or as otherwise published from time to time; (b) that is fifty-percent or more owned, directly or indirectly, in the aggregate by one or more Persons described in clause (a) above; (c) that is operating, organized or resident in a Sanctioned Country; (d) with whom engaging in trade, business or other activities is otherwise prohibited or restricted by Sanctions; or (e) (i) an agency of the government of a

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“Servicing Fee” means the fee referred to in Section 8.06(a) of this Agreement.

“Servicing Fee Rate” means the rate referred to in Section 8.06(a) of this Agreement.

“Servicing Fee Reserve Percentage” means, as of any date of determination, an amount equal to:

(SF x SFR) x (MDSO/360)

where

SF          =     stress factor of 1.5;

SFR      =     the Servicing Fee Rate; and

MDSO =     the Maximum Days Sales Outstanding on such day.

“Settlement Date” means with respect to any Portion of Capital for any Interest Period or any Interest or Fees, (i) so long as no Event of Default, Termination Event or Ratings Event has occurred and is continuing and the Termination Date has not occurred, the Monthly Settlement Date and (ii) on and after the Termination Date or if an Event of Default, Termination Event or Ratings Event has occurred and is continuing, each day selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Group Agents) (it being understood that the Administrative Agent (with the consent or at the direction of the Majority Group Agents) may select such Settlement Date to occur as frequently as daily), or, in the absence of such selection, the Monthly Settlement Date.

“Settlement Period” means:

(a) the period from the Closing Date to (and including) October 31, 2020; and

(b) thereafter, each subsequent calendar month;

provided, that the last Settlement Period shall end on the Final Payout Date.

“Significant Subsidiary” has the meaning defined in Article 1, Rule 1-02(w) of Regulation S-X of the Exchange Act as of the Closing Date; provided that notwithstanding the foregoing, other than the Borrower, no special purpose finance subsidiary or any Qualified Securitization Bond Issuer (or Subsidiaries of any Qualified Securitization Bond Issuer) shall constitute a Significant Subsidiary. Unless otherwise qualified, all references to a “Significant Subsidiary” or to “Significant Subsidiaries” in this Agreement shall refer to a “Significant Subsidiary” or “Significant Subsidiaries” of PG&E.

“Single Employer Plan” means any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan

“Sixth Amendment Date” means April 20, 2022.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or successor administrator of the secured overnight financing rate).

“SOFR Loan” means any Loan accruing Interest at Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.

“SOFR Spread” means 0.10% per annum.

“Solvent” means, with respect to any Person and as of any particular date, (i) the present fair market value (or present fair saleable value) of the assets of such Person is not less than the total amount required to pay the probable liabilities of such Person on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (ii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (iii) such Person is not incurring debts or liabilities beyond its ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.

“Specified Concentration Percentage” means, with respect to any Obligor, ~~2.40~~3.00%.

“Specified Exchange Act Filings” means PG&E’s Form 10-K annual report for the year ended December 31, 2019 and each and all of the Form 10-Qs and Form 8-Ks (and to the extent applicable proxy statements) filed by PG&E or PCG with the SEC after December 31, 2019 and prior to July 30, 2020.

“Specified Material Adverse Effect” means any occurrence, fact, change, event, effect, violation, penalty, inaccuracy or circumstance (whether or not constituting a breach of a representation, warranty or covenant set forth in the Plan of Reorganization) that, individually or in the aggregate with any such other results, occurrences, facts, changes, events, effects, violations, penalties, inaccuracies, or circumstances, (i) would have or would reasonably be expected to have a material adverse effect on the business, operations, assets, liabilities, capitalization, financial performance, financial condition or results of operations, in each case, of PCG and PG&E, taken as a whole, or (ii) would reasonably be expected to prevent or materially delay the ability of the Borrower and PG&E to consummate the transactions contemplated by this Agreement or the ability of PCG and PG&E to consummate the transactions contemplated by the Plan of Reorganization or perform their obligations hereunder or thereunder; provided, however, that none of the following results, occurrences, facts, changes, events, effects, violations, penalties, inaccuracies or circumstances shall constitute or be taken into account in determining whether a Specified Material Adverse Effect has occurred, is continuing or would reasonably be expected to occur: (A) the filing of the Chapter 11 cases with respect to PCG and PG&E, (B) results, occurrences, facts, changes, events, violations, inaccuracies or circumstances affecting (1) the electric or gas utility businesses in the United States generally or (2) the economy, credit, financial, capital or commodity markets, in the United States or elsewhere in the world, including changes in interest rates, monetary policy or inflation, (C) changes or prospective changes in law (other than any law or regulation of California or the United States that is applicable to any electrical utility) or in GAAP or accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, (D) any decline in the market price, or change in trading volume, of any securities of PCG or PG&E, (E) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, credit ratings, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position, (F) any wildfire occurring after the Petition Date (as defined in the Plan of Reorganization) and prior to January 1, 2020, and (G) one or more wildfires, occurring on or after January 1, 2020, that destroys or damages fewer than 500 dwellings or commercial structures in the aggregate (it being understood that (I) the exceptions in clauses (D) and (E) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein is a Specified Material Adverse Effect, and (II) a Specified Material Adverse Effect shall include the occurrence of one or more wildfires on or after January 1, 2020 destroying or damaging at least 500 dwellings or commercial structures within PCG’s service area at a time when the portion of PCG’s system at the location of such wildfire was not successfully de-energized.

“Specified PG&E Entity” means any PG&E Party or Parent or any Significant Subsidiary of any of the foregoing.

“Standard A/R Securitization Obligations” means representations, warranties, covenants, indemnities, repurchase obligations, servicing obligations, guarantees, intercompany notes and obligations relating to contributions of A/R Securitization Assets to an A/R Securitization Subsidiary and other obligations entered into by PG&E or any of its Subsidiaries which are reasonably customary in A/R Securitization Transactions.

“Stop Sweeping Event” means a Ratings Event, an Event of Default or a Termination Event.

“Stress Factor” means (i) if a Ratings Event has occurred and is continuing, 2.50 and (ii) at all other times, ~~2.25.~~2.00.

“Subject Filing” means that certain UCC-1 Financing Statement naming PG&E, as debtor, and The Bank of New York Mellon Trust Company, N.A., as trustee, as secured party, filed with the Secretary of State of California and with an initial filing number of 20-7800585015.

“Subject Indenture” means that certain Indenture of Mortgage, dated as of June 19, 2020, between PG&E, as mortgagor, and The Bank of New York Mellon Trust Company, N.A., as trustee and mortgagee.

“Subject Percentage” means 75.0% or such other percentage from time to time agreed to in writing between the Administrative Agent and the Borrower to more accurately reflect the portion of Collections to Available Funds deposited into the Collection Accounts on each Business Day.

“Subordinated Note” has the meaning set forth in the Purchase and Sale Agreement.

“Sub-Servicer” has the meaning set forth in Section 8.01(d).

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, or (b) by one or more Subsidiaries of such Person.

“Supplier Receivable” means any Receivable the Obligor of which is a material supplier to any Originator or any of its respective Affiliates or an Affiliate of any such material supplier.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions provided, however, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of PG&E or any of its Subsidiaries shall be a “Swap Agreement”.

“Tax Charges” means any state, city ~~or~~, municipal, county or other local jurisdiction utility ~~users~~ tax, or surcharge ~~or~~, consumption tax or surcharge, energy commission tax or surcharge, or similar tax, owing by an Obligor, whether separately charged or included in the rate charges to such Obligor, that is applicable or relates to electric and/or natural gas services provided by or on behalf of any Originator.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority and all interest, penalties, additions to tax and any similar liabilities with respect thereto.

“Temporary Period” means the period commencing on the Closing Date and ending on (but including) February 28, 2022.

“Term SOFR” means

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR

Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to any Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator; provided that, in the event there are multiple successor administrators, the successor administrator hereunder shall be selected by the Administrative Agent and the Borrower).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” means the earliest to occur of (a) the Scheduled Termination Date, (b) the date on which the “Termination Date” is declared or deemed to have occurred under Section 9.01 or Section 9.02 and (c) the date selected by the Borrower on which all Commitments have been reduced to zero pursuant to Section 2.02(e).

“Termination Event” has the meaning specified in Section 9.02. For the avoidance of doubt, any Termination Event that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 13.01.

“TO Settlement” means that certain one-time credit issuance by PG&E to certain of its customers occurring in April 2021 related to transmission ownership and in the amount of approximately $26,000,000.

“Transaction Documents” means this Agreement, the Purchase and Sale Agreement, the Account Control Agreements, the Fee Letter, the Pledge Agreement, each Subordinated Note, the Administrative Services Agreement, Intercreditor Agreement and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Transaction Information” means any information provided to any Rating Agency, in each case, to the extent related to such Rating Agency providing or proposing to provide a rating of any Notes or monitoring such rating.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“UDC Consolidated Billing Receivable” means any Receivable representing any amount billed by an Originator on behalf of an ESP, a CCA, a CTA or a DA and which amount is payable to such ESP, CCA, CTA or DA, as applicable.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unaged Receivable” means, as of any date of determination, any Receivable as to which the invoice or bill with respect thereto has been created by the related Originator but has not yet been sent to the Obligor thereof.

“Unbilled Receivable” means, as of any date of determination, any Receivable as to which the invoice or bill with respect thereto has neither (i) been created by the related Originator nor (ii) been sent to the Obligor thereof.

“Unmatured Event of Default” means an event that but for notice or lapse of time or both would constitute an Event of Default.

“Unmatured Termination Event” means an event that but for notice or lapse of time or both would constitute a Termination Event.

“Unpaid Balance” means, at any time of determination, with respect to any Receivable or Excluded Receivable, the then outstanding principal balance thereof, which amount shall be determined after giving effect to any credits that have been applied to such Receivable.

“U.S. Dollars” and “$” each mean the lawful currency of the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 4.03(f)(ii)(B)(3).

“Victory” means Victory Receivables Corporation, a Delaware corporation.

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Weekly Report” means a report, in substantially the form of Exhibit K.

“Wholesale Receivables” means Receivables relating to sales of electricity or natural gas to cooperatives, municipalities, other utilities and regional transmission organizations.

“Withdrawal Liability” means any liability to a Multiemployer Plan as a result of a complete or partial withdrawal by any PG&E Party or any Commonly Controlled Entity from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to any UK Resolution Authority, any powers of such UK Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yield Reserve Percentage” means at any time of determination:

1.50 x MDSO x BR

    360

where:

BR      = the Base Rate at such time; and

MDSO= the Maximum Days Sales Outstanding on such day.

SECTION 1.02. Other Interpretative Matters. All accounting terms not specifically defined herein shall have the respective meanings given to them under GAAP. All terms used in Article 9 of the UCC in the State of New York and not specifically defined herein, are used Agent, the applicable Group Agents and the applicable Committed Lenders in connection therewith (including Attorney Costs) shall be paid by the Borrower. In the event any Committed Lender declines such request to extend the Scheduled Termination Date or is deemed to have declined such extension, such Committed Lender’s Group shall be an “Exiting Group” for all purposes of this Agreement.

(h) Provided that no Event of Default, Unmatured Event of Default, Termination Event or Unmatured Termination Event has occurred and is continuing, the Borrower may advise the Administrative Agent and each Group Agent in writing of its desire to increase the Commitment of each Committed Lender and the desired effective date thereof (such desired date, the “Facility Limit Increase Date”) by delivering a Commitment Increase Request in the form attached hereto as Exhibit L (without any modifications to the Commitments set forth on Schedule I thereto) to such Persons, provided that (i) such request is delivered not less than ten (10) days prior to the requested Facility Limit Increase Date, (ii) the requested Facility Limit Increase Date is no later than September 30, 2022 and (iii) in connection with such request, the Borrower shall cause to be delivered to the Administrative Agent on or prior to the Facility Limit Increase Date, one or more opinions from external counsel, in form and substance reasonably satisfactory to the Administrative Agent, as to no conflicts with material agreements (a “No-Conflict Opinion”). In the event that one or more Committed Lenders are agreeable to such increase, each applicable Group Agent and each applicable Committed Lender shall countersign such Commitment Increase Request, and so long as the Administrative Agent has received such countersigned signature pages from at least one Committed Lender and a No-Conflict Opinion in form and substance reasonably satisfactory to the Administrative Agent, the Commitment of each applicable Committed Lender that has returned a countersigned signature page shall be increased to the amount set forth in such Commitment Increase Request effective upon the Facility Limit Increase Date; provided, however, that if any Committed Lender fails to so return a countersigned signature page within ten (10) days of receipt of such request, then such Committed Lender shall be deemed to have declined such increase. On the Facility Limit Increase Date, (i) pursuant to notification provided by the Administrative Agent to the Lenders, the Lenders shall rebalance Capital among the Lenders such that after giving effect thereto, the Aggregate Capital is distributed ratably among the Groups based on each Group’s Group Commitment and (ii) the Borrower shall pay each Group Agent the applicable “Increase Fee” as set forth in the Fee Letter.

SECTION 2.03. Interest and Fees.

(a) On each Settlement Date, the Borrower shall, in accordance with the terms and priorities for payment set forth in Section 3.01, pay to each Group Agent, each Lender and the Administrative Agent certain fees (collectively, the “Fees”) in the amounts set forth in the fee letter agreements from time to time entered into, among the Borrower, the members of the applicable Group (or their Group Agent on their behalf) and/or the Administrative Agent (such fee letter agreements, each as amended, restated, supplemented or otherwise modified from time to time, collectively being referred to herein as the “Fee Letter”).

(b) Each Loan of each Lender and the Capital thereof shall accrue interest on each day when such Capital remains outstanding at the then applicable Interest Rate for such Loan. The Borrower shall pay all Interest, Fees and Breakage Fees accrued during each Interest

SECTION 4.04. Inability to Determine ~~LMIR~~Rates; Change in Legality.

(a) Subject to Section 4.06, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(i) ~~(a) If any Group Agent shall have determined (which determination shall be conclusive and binding upon the parties hereto absent manifest error) on any day, by reason of circumstances affecting the interbank Eurodollar market, either that: (i) dollar deposits in the relevant amounts and for the relevant Interest Period or day, as applicable, are not available, (ii) adequate and reasonable means do not exist for ascertaining LMIR for such Interest Period, or (iii) LMIR determined pursuant hereto does not accurately reflect the cost to the applicable Affected Person (as conclusively determined by such Group Agent) of maintaining any Portion of Capital during such Interest Period, such Group Agent shall promptly give telephonic notice of such determination, confirmed in writing, to the Borrower on such day. Upon delivery of such notice: (i) no Portion of Capital shall be funded thereafter at LMIR unless and until such Group Agent shall have given notice to the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist and (ii) with respect to any outstanding Portion of Capital then funded at LMIR, such Interest Rate shall automatically and immediately be converted to the Base Rate.~~the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining “Term SOFR” pursuant to the definition thereof; or

(ii) the Majority Group Agents determine that for any reason in connection with any SOFR Loan, any request therefor or a conversion thereto or a continuation thereof that Term SOFR does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Portion of Capital, and the Majority Group Agents have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Borrower and each Lender.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans) until the Administrative Agent (with respect to clause (b), at the instruction of the Majority Group Agents) notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 4.02. If the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination.

(b) If on any day any Group Agent shall have been notified by any Affected Person that such Affected Person has determined (which determination shall be final and conclusive absent manifest error) that any Change in Law, or compliance by such Affected Person with any Change in Law, shall make it unlawful or impossible for such Affected Person to fund or maintain any Portion of Capital at or by reference to ~~LMIR~~Term SOFR, such Group Agent shall notify the Borrower and the Administrative Agent thereof. Upon receipt of such notice, until the applicable Group Agent notifies the Borrower and the Administrative Agent that the circumstances giving rise to such determination no longer apply, (i) no Portion of Capital shall be funded at or by reference to ~~LMIR~~Term SOFR and (ii) the Interest Rate for any outstanding portions of Capital then funded at ~~LMIR~~Term SOFR shall automatically and immediately be converted to the Base Rate.

SECTION 4.05. Security Interest.

(a) As security for the performance by the Borrower of all the terms, covenants and agreements on the part of the Borrower to be performed under this Agreement or any other Transaction Document, including the punctual payment when due of the Aggregate Capital and all Interest in respect of the Loans and all other Borrower Obligations, the Borrower undertakes to grant and hereby grants to the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, a continuing security interest in, all of the Borrower’s right, title and interest in, to and under all of the following, whether now or hereafter owned, existing or arising (collectively, the “Collateral”): (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables, (iv) the Borrower Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Borrower Accounts and amounts on deposit therein, (v) all rights (but none of the obligations) of the Borrower under the Purchase and Sale Agreement, (vi) all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, securities accounts, securities entitlements, letter-of-credit rights, commercial tort claims, securities and all other investment property, supporting obligations, money, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles) (each as defined in the UCC), (vii) all other personal and fixture property or assets of the Borrower of every kind and nature and (viii) all proceeds of, and all amounts received or receivable under any or all of, the foregoing.

(b) The Administrative Agent (for the benefit of the Secured Parties) shall have, with respect to all the Collateral, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC and all other Applicable Law. The Borrower hereby authorizes the Administrative Agent to file financing statements and any other applicable filings in any applicable jurisdiction describing as the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.

SECTION 4.06. ~~Successor LMIR~~ Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, ~~on March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of the USD LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-week, 1-month, 3-month, 6-month and 12-month USD LIBOR tenor settings. On the earlier of (i) the date that all Available Tenors of the USD LIBOR have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (ii) the Early Opt-in Effective Date, if the then-current Benchmark is the USD LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Transaction Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.(b) Replacing Future Benchmarks~~. Uponupon the occurrence of a Benchmark Transition Event, the ~~Benchmark Replacement will~~Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark ~~for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after~~with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m.(New York City time) on the fifth (5th) Business Day after the ~~date notice of such~~ Benchmark Replacement is provided to the Group Agents without any amendment to, or further ~~action or consent of any other party to, this Agreement or any other Transaction Document~~Administrative Agent has provided written notice of such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such ~~Benchmark Replacement~~amendment from the Group Agents comprising the Majority Group Agents. ~~Upon the occurrence of a Benchmark Transition Event, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Loans bearing interest by reference to the Base Rate. During the period referenced in the foregoing sentence, the component of the Base Rate based upon the Benchmark will not be used in any determination of the Base Rate~~No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 4.06(a) will occur prior to the applicable Benchmark Transition Start Date.

(b) ~~(c)~~ Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation ~~and administration~~ of a Benchmark Replacement, the Administrative Agent will have the right to make ~~Benchmark Replacement~~ Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such ~~Benchmark Replacement~~ Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.

(c) ~~(d)~~ Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Group Agents of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement ~~and (ii~~, (iii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement ~~Conforming Changes. For the avoidance of doubt, any notice required to be delivered by the Administrative Agent as set forth in this Section 4.06 may be provided, at the option of the Administrative Agent (in its sole discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or Benchmark Replacement Conforming Changes~~and (iv) the commencement or conclusion of any Benchmark Unavailability Period. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Group Agent (or group of Group Agents) pursuant to this Section 4.06, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to this Section 4.06.

(d) ~~(e)~~ Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR ~~or USD LIBOR)~~Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will no longer be available, then the Administrative Agent may modify the definition of “Interest Period”(or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable ~~or non-representative~~ tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will ~~no longer~~not be ~~representative~~available for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period”(or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Loan of, conversion to or continuation of Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Loan of or conversion under the Base Rate. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(f) ~~Disclaimer~~Rates. The Administrative Agent does not warrant or accept ~~any~~ responsibility for, and shall not have any liability with respect to ~~(i)~~  the continuation of, administration of, submission of, calculation of or any other matter related to ~~the London interbank offered rate or other rates~~Base Rate, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition ~~of “LMIR” or with respect to~~thereof, or any alternative ~~or~~, successor ~~rate thereto,~~ or replacement rate theretof (including~~, without limitation~~ any Benchmark Replacement ~~implemented hereunder), (ii)~~), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement~~, including whether it is~~) will be similar to, or produce~~s~~ the same value or economic equivalence ~~to LMIR (or any other Benchmark)~~of, or have the same volume or liquidity as ~~did LMIR (or any other Benchmark), (iii) any actions or use of its discretion or other decisions or determinations made with respect to any matters covered by this Section 4.06 including, without limitation, whether or not a Benchmark Transition Event has occurred, the removal or lack thereof of unavailable or non-representative tenors, the implementation or lack thereof of~~, Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement ~~Conforming Changes, the delivery or non-delivery of any notices required by clause (d) above or otherwise in accordance herewith, and (iv) the effect of any of the foregoing provisions of this Section 4.06.~~) or any relevant adjustments thereto, in each case, in a manner adverse to the Seller. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

(g) Certain Defined Terms. As used in this Section 4.06:

“Available Tenor” ~~means,~~ as of any date of determination and with respect to the then-current Benchmark, as applicable, ~~(x) if the then-current Benchmark is a term rate,~~ any tenor for such Benchmark ~~that is or may be used for determining the length of an Interest Period or (y) otherwise, any~~(or component thereof) or payment period for interest calculated with reference to such Benchmark~~, as applicable, pursuant to this Agreement as of such date.~~ (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (d) of this Section 4.06.

“Benchmark” means, initially, ~~USD LIBOR~~the Term SOFR Reference Rate; provided that if a ~~replacement of the~~ Benchmark Transition Event has occurred pursuant to ~~Section 4.06,~~with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate~~. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.~~ pursuant to clause (a) Section 4.06.

“Benchmark Replacement” means~~, for any Available Tenor:~~ with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

~~(1) for purposes of Section 4.06(a), the first alternative set forth in the order below that can be determined by the Administrative Agent:~~

~~(a)~~

~~the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration and 0.71513% (71.513 basis points) for an Available Tenor of twelve-months’ duration; provided, that if any Available Tenor of the USD LIBOR does not correspond to an Available Tenor of Term SOFR, the Benchmark Replacement for such Available Tenor of the USD LIBOR shall be the closest corresponding Available Tenor (based on tenor) for Term SOFR, or and if such Available Tenor of the USD LIBOR corresponds equally to two Available Tenors of Term SOFR, the corresponding tenor of Term SOFR with the shorter duration shall be applied;~~

~~(b)~~

~~the sum of: (i) Daily Simple SOFR and (ii) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of the USD LIBOR with a SOFR-based rate having approximately the same length as the interest payment period specified in Section 4.06(a) (which spread adjustment, for the avoidance of doubt, shall be 0.11448% (11.448 basis points); and~~

~~(2) for purposes of Section 4.06(b), the sum of: (A) the alternate benchmark rate and (B) an adjustment~~“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero)~~, in each case,~~ that has been selected by the Administrative Agent and the Borrower ~~as the replacement for such Available Tenor of such Benchmark~~ giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention~~, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar~~ for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar-denominated syndicated credit facilities at such time~~; provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents~~.

“Benchmark Replacement ~~Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, the formula for calculating any successor rates identified pursuant to the definition of “Benchmark Replacement” and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents), the formula, methodology or convention for applying the successor Floor to the successor Benchmark Replacement.~~Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)

in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer available; provided, that such unavailability will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means~~, with respect to any then-current Benchmark other than the USD LIBOR,~~ the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of ~~the then-current Benchmark,~~such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the ~~NYFRB~~Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark~~, announcing or stating that (a) such~~ (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease ~~on a specified date~~ to provide all Available Tenors of such Benchmark, (or such component thereof) permanently or indefinitely,; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark ~~or (b)~~(or such component thereof); or

(3)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark ~~are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored~~(or such component thereof) are no longer, or as of a specified future date will no longer be, available.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“~~Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion~~Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“~~Early Opt-in Effective Date”: with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Group Agents, written notice of objection to such Early Opt-in Election from Group Agents comprising the Majority Group Agents.~~

~~“Early Opt-in Election” means the occurrence of the following:~~

~~(1)~~

~~a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five (5) currently outstanding U.S. dollar-denominated syndicated credit facilities in the U.S. syndicated loan market at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review); and~~

~~(2)~~

~~the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Group Agents.~~

“~~Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.~~

~~“NYFRB” means the Federal Reserve Bank of New York.~~

~~“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.~~Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 4.06 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 4.06.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 4.02 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Relevant Governmental Body” means the Federal Reserve Board or the ~~NYFRB~~Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the ~~NYFRB or, in each case,~~Federal Reserve Bank of New York, or any successor thereto.

“~~SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the NYFRB (or a successor administrator of the secured overnight financing rate) on the NYFRB’s Website (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).~~Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

~~“Term SOFR” means, for the applicable corresponding tenor the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.~~

~~“USD LIBOR” means the London interbank offered rate for U.S. dollars.~~

ARTICLE V

CONDITIONS TO EFFECTIVENESS AND CREDIT EXTENSIONS

SECTION 5.01. Conditions Precedent to Effectiveness and the Initial Credit Extension. This Agreement shall become effective as of the Closing Date when (a) the Administrative Agent shall have received each of the documents, agreements (in fully executed form), opinions of counsel, lien search results, UCC filings, certificates and other deliverables listed on the closing memorandum attached as Exhibit I hereto, in each case, in form and substance acceptable to the Administrative Agent, (b) all fees and expenses payable by the Borrower on the Closing Date to the Credit Parties under the Fee Letters have been paid in full in accordance with the terms of the Fee Letters, (c) the Plan of Reorganization has been confirmed by the Bankruptcy Court and the “Effective Date” of the Plan of Reorganization has occurred and (d) the Confirmation Order shall be in full force and effect and no stay thereof shall be in effect. determining that the Borrower is not a “covered fund” under the Volcker Rule, the Borrower relies on, and is entitled to rely on, the exemption from the definition of “investment company” set forth in Section 3(c)(5) of the Investment Company Act.

(l) No Material Adverse Effect. Since the date of formation of the Borrower there has been no Material Adverse Effect with respect to the Borrower.

(m) Accuracy of Information. All Monthly Reports, Interim Reports, Loan

Requests, certificates, reports, statements, documents and other information furnished to the Administrative Agent or any other Credit Party by or on behalf of the Borrower pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, other than any projections, estimates and other forward-looking materials and information of a general economic or industry specific nature, does not, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made (giving effect to all supplements and updates thereto). Any projected information, estimates, other forward-looking materials and pro forma financial information that have been made available to any Lenders, any Group Agents or the Administrative Agent prior to the Closing Date in connection with the transactions contemplated hereby have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date such information was so furnished and as of the Closing Date (it being understood that actual results may vary materially from such projections and pro forma information and such projections and pro forma information are not a guarantee of performance).

(n) Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. None of the Borrower, any of its Subsidiaries nor, to the knowledge of the Borrower, any director, officer, agent, Affiliate or employee of the Borrower or any of its Subsidiaries is currently (i) the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. State Department (“Sanctions”) or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of any Sanctions. None of the Borrower, any of its Subsidiaries nor, to the knowledge of the Borrower, any director, officer, agent, Affiliate or employee of the Borrower or any of its Subsidiaries, has taken any action, directly or indirectly, that would result in a violation in any material respect by any such Person of the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) or of any other anti-bribery or anti-corruption laws, rules, regulations legally applicable to such Persons (collectively, “Anti-Corruption Laws”).

(o) Proceeds. ~~No proceeds received by any PG&E Party or any of their respective Subsidiaries or Affiliates in connection with any Loan will be used in any manner that will violate Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.~~The Borrower will not use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds (a) to any Subsidiary, Affiliate, joint venture partner or other Person or entity, to fund the activities of any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of any Sanctions, or (b) directly, or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA or of any Anti-Corruption Laws.

(p) Eligible Asset. Each Loan is an “eligible asset” as defined in Rule 3a-7 under the Investment Company Act.

(q) Beneficial Ownership Rule. As of the Closing Date, to the knowledge of the Borrower, the information included in any Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects. The Borrower will promptly provide to the Administrative Agent and the Lenders: information and documentation (including an updated Beneficial Ownership Certification) as may reasonably be requested by the Administrative Agent or any Lender from time to time for purposes of compliance by the Administrative Agent or such Lender with applicable “know-your-customer”, and Anti-Money Laundering Laws, including information required by the PATRIOT Act and the Beneficial Ownership Regulation.

(r) Transaction Information. None of the Borrower, any Affiliate of the Borrower or any third party with which the Borrower or any Affiliate thereof has contracted, has delivered, in writing or orally, to any Rating Agency, any Transaction Information without providing such Transaction Information to the applicable Group Agent prior to delivery to such Rating Agency and has not participated in any oral communications with respect to Transaction Information with any Rating Agency without the participation of such Group Agent.

(s) Perfection Representations.

(i) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Borrower’s right, title and interest in, to and under the Collateral which (A) security interest has been perfected and is enforceable against creditors of and purchasers from such Person and (B) will be free of all Adverse Claims in such Collateral.

(ii) The Intercreditor Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Originators’ right, title and interest in, to and under the Collection Accounts which (A) security interest has been perfected and is enforceable against creditors of and purchasers from such Person and (B) will be free of all Adverse Claims in the Collection Accounts.

(iii) The Receivables constitute “accounts” or “general intangibles” within the meaning of Section 9-102 of the UCC.

(iv) The Borrower owns and has good and marketable title to the Collateral free and clear of any Adverse Claim of any Person.

(v) All appropriate financing statements, financing statement amendments and continuation statements have been filed in the proper filing

(l) Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Net Receivable Pool Balance as of any date was an Eligible Receivable as of such date.

(m) Plan of Reorganization; Confirmation Order. (i) The Plan of Reorganization has been confirmed by the Bankruptcy Court and the “Effective Date” of the Plan of Reorganization has occurred, (ii) the Confirmation Order is in full force and effect and no stay thereof is in effect and (iii) the Confirmation Order has not been amended or otherwise modified or overturned in any respect that (A) would materially impact the validity or enforceability of any Transaction Document or (B) otherwise could result in a Borrower Material Adverse Effect or a Specified Material Adverse Effect.

(n) Servicing of Pool Receivables. Since the Closing Date there has been no material adverse change in the ability of the Servicer or any Sub-Servicer to service and collect the Pool Receivables and the Related Security.

(o) Other Transaction Documents. Each representation and warranty made by the Servicer under each other Transaction Document to which it is a party (including, without limitation, the Purchase and Sale Agreement) is true and correct in all material respects as of the date when made.

(p) No Material Adverse Effect. Since December 31, 2019 no Specified Material Adverse Effect has occurred.

(q) Investment Company Act. The Servicer is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.

(r) Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. None of the PG&E Parties ~~or~~nor any of their respective Subsidiaries, nor, to the knowledge of any PG&E Party, any director, officer, agent, Affiliate or employee of any PG&E Party or any of ~~its~~their respective Subsidiaries is currently (i) the subject of any Sanctions or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of any Sanctions. None of the PG&E Parties ~~or~~nor any of their respective Subsidiaries, nor, to the knowledge of ~~the~~any PG&E Part~~ies~~y, any director, officer, agent, Affiliate or employee of any PG&E Party or any of their respective Subsidiaries, has taken any action, directly or indirectly, that would result in a violation in any material respect by any such Person of the FCPA or of any other Anti-Corruption Laws.

(s) Proceeds. No ~~proceeds received by any PG&E Party or any of their respective Subsidiaries or Affiliates in connection with any Loan will be used in any manner that will violate Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.~~PG&E Party will use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds (a) to any Subsidiary, joint venture partner or other Person, to fund the activities of any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of any Sanctions, or (b) directly, or, to the knowledge of such PG&E Party, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA or of any Anti-Corruption Laws.

(t) [Reserved].

(u) Transaction Information. None of the Servicer, any Affiliate of the Servicer or any third party with which the Servicer or any Affiliate thereof has contracted, has delivered, in writing or orally, to any Rating Agency, or monitoring a rating of, any Notes, any Transaction Information without providing such Transaction Information to the applicable Group Agent prior to delivery to such Rating Agency and has not participated in any oral communications with respect to Transaction Information with any Rating Agency without the participation of such Group Agent.

(v) Financial Condition. (a) The audited consolidated balance sheet of the Servicer and its consolidated Subsidiaries as of December 31, 2019, and the related consolidated statements of income and cash flows for the fiscal year ended on such date, reported on by Deloitte & Touche LLP, and (b) the unaudited consolidated balance sheet of the Servicer and its consolidated Subsidiaries as of June 30, 2020, and the related consolidated statements of income and cash flows for the portion of the fiscal year ended on such date, each delivered to the Administrative Agent and the Group Agents prior to the Closing Date, in each case, (i) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein, and (ii) present fairly in all material respects the consolidated financial condition of the Servicer and its consolidated Subsidiaries as of such date, and its consolidated income and its consolidated cash flows for the respective fiscal year or portion of the fiscal year then ended, subject, in the case of the financial statements referred to in clause (b), to the absence of footnotes and to normal year-end audit adjustments.

(w) ERISA. No Reportable Event has occurred during prior five years with respect to any Plan, and each Plan has complied with the applicable provisions of ERISA and the Code, except, in each case, to the extent that any such Reportable Event or failure to comply with the applicable provisions of ERISA or the Code could not reasonably be expected to result in a Material Adverse Effect. During the prior five years, there has been no (i) failure to make a required contribution to any Plan that would result in the imposition of an Adverse Claim or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such an Adverse Claim; or (ii) “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title I of ERISA), whether or not waived, except, in each case, to the extent that such event could not reasonably be expected to result in a Material Adverse Effect. No termination of a Single Employer Plan has occurred, and no Adverse Claim in favor of the PBGC or a Plan has arisen, during the prior five-years. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date for which a certified actuarial valuation report is available prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits, except as could not reasonably be expected to result in a Material Adverse Effect. Neither any PG&E Party nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer

(iii) The Borrower will not change its jurisdiction of organization, corporate structure or corporate form unless (x) the Borrower, at its own expense, shall have taken all action necessary or appropriate to perfect or maintain the perfection of the security interest under this Agreement (including, without limitation, the filing of all financing statements and the taking of such other action as the Administrative Agent may request in connection with such change or relocation), (y) the Administrative Agent and the Majority Group Agents have consented thereto in writing and (z) if requested by the Administrative Agent, the Borrower shall cause to be delivered to the Administrative Agent, one or more opinions, in form and substance reasonably satisfactory to the Administrative Agent as to such matters as the Administrative Agent may reasonably request at such time.

(iv) The Borrower will not change its name unless (x) the Borrower, at its own expense, shall have taken all action necessary or appropriate to perfect or maintain the perfection of the security interest under this Agreement (including, without limitation, the filing of all financing statements and the taking of such other action as the Administrative Agent may request in connection with such change or relocation), (y) the Administrative Agent and each Group Agent have received all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act as it shall request and (z) if requested by the Administrative Agent, the Borrower shall cause to be delivered to the Administrative Agent, such additional certifications, documents, instruments, agreements and opinions of counsel as it shall reasonably request, including as to the necessity and adequacy of any new UCC financing statements or amendments to existing UCC financing statements.

(v) Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. No part of the purchase price of the Receivables will be used directly, or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA or of any Anti-Corruption Laws. The Borrower will ensure that policies and procedures are maintained and enforced by or on behalf of the Borrower to promote compliance, by the Borrower and each of its Subsidiaries, Affiliates, and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(w) Beneficial Ownership Rule. Promptly following any change that would result in a change to the status of the Borrower as an excluded “Legal Entity Customer” under the Beneficial Ownership Rule, the Borrower shall execute and deliver to the Administrative Agent a Beneficial Ownership Certification.

(x) Transaction Information. None of the Borrower, any Affiliate of the Borrower or any third party with which the Borrower or any Affiliate thereof has contracted, shall deliver, in writing or orally, to any Rating Agency, any Transaction Information without providing such Transaction Information to the applicable Group Agent prior to delivery to such

Rating Agency and will not participate in any oral communications with respect to Transaction Information with any Rating Agency without the participation of such Group Agent.

(y) Borrower’s Net Worth. The Borrower shall not permit the Borrower’s Net Worth to be less than the Required Capital Amount.

(z) Taxes. The Borrower will file or caused to be filed all Federal and state returns of income and franchise taxes imposed in lieu of net income taxes and all other material tax returns that are required to be filed and pay or cause to be paid all taxes shown to be due and payable on said returns or with respect to any claims or assessments for taxes made against it or any of its property by any Governmental Authority (other than (i) any amounts the validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower and (ii) claims which could not reasonably be expected to have a Material Adverse Effect).

(aa) Commingling. The Borrower (or the Servicer on their behalf) will, and will cause each Originator to, at all times, take commercially reasonable actions to ensure that on and after the Closing Date that no funds are deposited into (i) any Borrower Account other than Collections on Pool Receivables or (ii) any Collection Account other than Collections on Pool Receivables and Non-Securitization Collections. In the event that 10.0% or more of the aggregate amount of all funds deposited into the Collection Accounts during each of two consecutive calendar months constitute Miscellaneous Collections, the Borrower shall request the Servicer to (i) within sixty (60) days notify the obligors of the Miscellaneous Items to cease remitting Miscellaneous Collections to the Collection Accounts and Lock-Boxes and (ii) take commercially reasonable action to ensure that future payments on Miscellaneous Items are not remitted directly to any Collection Account or any Lock-Box.

(bb) Borrower’s Tax Status. The Borrower (i) will remain a wholly-owned subsidiary of a U.S. Person and (ii) shall not permit itself to be subject to withholding under Sections 1441, 1445, 1446 or 1461 of the Code. The Borrower will not take or permit any action to be taken that would cause the Borrower to (A) be treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes or (B) become an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. The Borrower shall not become subject to any Tax in any jurisdiction outside the United States.

(cc) ~~Anti-Corruption Laws, Anti-Money Laundering Laws and~~ Sanctions Programs. The Borrower will not ~~request any Loan, and shall not~~use, nor permit its Subsidiaries, Affiliates or ~~any of~~its or their respective directors, officers, employees or agents to use, the proceeds of any Loan under this Agreement (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (B) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case to the extent doing so would violate any Sanctions, or (C) in any other manner that would result in liability to any Person under any applicable Sanctions or result in the violation of any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.

attorney-work product or constitutes non-financial trade secrets or non-financial proprietary information so long as (x) such confidentiality obligation was not entered into in contemplation hereof and (y) the Servicer provides the Administrative Agent or such Group Agent with notice that information is being withheld due to the existence of such confidentiality obligation) as the Administrative Agent or any Group Agent may from time to time reasonably request.

(c) Notices. The Servicer will notify the Administrative Agent and each Group Agent in writing of any of the following events promptly upon (but in no event later than two (2) Business Days after) a Responsible Officer or Financial Officer of the Servicer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i) Notice of Events of Default, Unmatured Events of Default, Termination Events or Unmatured Termination Events. A statement of a Financial Officer of the Servicer setting forth details of any Event of Default, Unmatured Event of Default, Termination Event or Unmatured Termination Event that has occurred and is continuing and the action which the Servicer proposes to take with respect thereto.

(ii) Adverse Claim. (A) Any Person shall obtain an Adverse Claim upon the Collateral or any portion thereof, (B) any Person other than the Borrower, the Servicer, the Collection Account Agent or the Administrative Agent shall obtain any rights or direct any action with respect to any Account (or related Lock-Box) or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrative Agent.

(iii) ERISA Event. The occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect (provided, that, any judicial proceeding instituted by PBGC that, within 60 days after the institution of such proceeding, has been withdrawn or stayed by PBGC or otherwise, shall be disregarded for the purpose of this Section 7.02(c)(iii)).

(iv) Sale Termination Event. The occurrence of a Sale Termination Event under the Purchase and Sale Agreement.

(v) Disputes. The occurrence of any dispute between any PG&E Party or any Affiliate thereof and the CPUC or any other Governmental Authority regarding any material portion of Tax Charges or any material portion of CPUC Fees.

(d) Conduct of Business. The Servicer will do all things necessary to take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except in the case of clause (ii) above, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; except that the Servicer may be merged, consolidated or amalgamated with another Person so long as, after giving effect to such transaction, (a) no Unmatured Termination Event, Termination Event, Unmatured Event of Default or Event of Default shall have occurred and be continuing, (b) either modification or waiver, (i) each Lender (or an Affiliate thereof) and the Administrative Agent (or an Affiliate thereof) is a party to the Credit Agreement, (ii) each Lender and the Administrative Agent consented in writing to such amendment, modification or waiver under the Credit Agreement and (iii) such amendment, modification or waiver is consummated in accordance with the terms of the Credit Agreement. In the event the Credit Agreement is terminated or replaced, the Credit Agreement Financial Covenant and respective meaning assigned to related terms immediately preceding such termination shall continue for all purposes of this clause (w).

then, and in any such event, the Administrative Agent may (or, at the direction of the Majority Group Agents shall) by notice to the Borrower (x) declare the Termination Date to have occurred (in which case the Termination Date shall be deemed to have occurred), (y) declare the Final Maturity Date to have occurred (in which case the Final Maturity Date shall be deemed to have occurred) and (z) declare the Aggregate Capital and all other Borrower Obligations to be immediately due and payable (in which case the Aggregate Capital and all other Borrower Obligations shall be immediately due and payable); provided that, automatically upon the occurrence of any event (without any requirement for the giving of notice) described in subsection (e) of this Section 9.01 with respect to the Borrower, the Termination Date shall occur and the Aggregate Capital and all other Borrower Obligations shall be immediately due and payable. Upon any such declaration or designation or upon such automatic termination, the Administrative Agent and the other Secured Parties shall have, in addition to the rights and remedies which they may have under this Agreement and the other Transaction Documents, all other rights and remedies provided after default under the UCC and under other Applicable Law, which rights and remedies shall be cumulative. Any proceeds from liquidation of the Collateral shall be applied in the order of priority set forth in Section 3.01.

SECTION 9.02. Termination Events. If any of the following events (each a “Termination Event”) shall occur:

(a) the average of the Dilution Ratios for the three preceding Settlement Periods shall at any time exceed 2.50%;

(b) the average of the Days Sales Outstanding for the three preceding Settlement Periods shall at any time exceed (i) solely if the last day of such three Settlement Periods ends during the Temporary Period, 80.00 days or (ii) otherwise, ~~75.00~~80.00 days;

(c) the average of the Delinquency Ratios for the three preceding Settlement Periods shall at any time exceed (i) solely if the last day of such three Settlement Periods ends during the Temporary Period, 9.00% or (ii) otherwise, ~~6.00~~7.00%;

(d) the average of the Loss Ratios for the three preceding Settlement Periods shall at any time exceed (i) solely if the last day of such three Settlement Periods ends during the Temporary Period, 6.00% or (ii) otherwise, ~~4.25~~4.75%;

(e) Receivables cease being sold or contributed by any Originator to the Borrower pursuant to the Purchase and Sale Agreement;

(xix) the failure or delay to provide any Obligor with an invoice or other evidence of indebtedness;

(xx) any civil penalty or fine assessed by OFAC or any other Governmental Authority administering any Anti-Corruption Law or Sanctions, and all reasonable costs and expenses (including reasonable documented legal fees and disbursements) incurred in connection with defense thereof by, the Borrower Indemnified Party in connection with the Transaction Documents as a result of any action of any PG&E Party or any of their respective Affiliates;

(xxi) any failure of the Collection Account Agent to comply with the terms of the Intercreditor Agreement or any amounts (including in respect of an indemnity) payable by the Administrative Agent under the Intercreditor Agreement;

(xxii) any investigation, litigation, dispute or proceeding (actual or threatened) related to (A) any Account or any amounts on deposit therein or (B) the Intercreditor Agreement;

(xxiii) any investigation, litigation, contest, dispute or proceeding (actual or threatened) related to the failure by any PG&E Party to timely remit any CPUC Fees that are due and owing to the CPUC;

(xxiv) any civil penalty or fine assessed by the CPUC or any other Governmental Authority related to the failure by any PG&E Party to timely remit any CPUC Fees that are due and owing to the CPUC;

(xxv) any investigation, litigation, contest, dispute or proceeding (actual or threatened) related to the failure by any PG&E Party to timely remit any Tax Charges that are due and owing to the applicable Governmental Authority;

(xxvi) any civil penalty or fine assessed by any other Governmental Authority related to the failure by any PG&E Party to timely remit any Tax Charges that are due and owing to the applicable Governmental Authority;

(xxvii) ~~(xxiii)~~ the use of proceeds of any Credit Extension; or

(xxviii) ~~(xxiv)~~ any reduction in Capital as a result of the distribution of Collections if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason.

(b) If for any reason the foregoing indemnification is unavailable to any Borrower Indemnified Party or insufficient to hold it harmless for any Borrower Indemnified Amount, then the Borrower shall contribute to such Borrower Indemnified Party the amount paid or payable by such Borrower Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Borrower and its Affiliates on the one hand and such Borrower Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Borrower and its

(iv) the commingling of Collections of Pool Receivables at any time with other funds (including the commingling of Collections of Pool Receivables with Non-Securitization Collections);

(v) the failure by any Pool Receivable or the related Contract to conform to any Applicable Law;

(vi) any civil penalty or fine assessed by OFAC or any other Governmental Authority administering any Anti-Corruption Law or Sanctions, and all reasonable costs and expenses (including reasonable documented legal fees and disbursements) incurred in connection with defense thereof by, any PG&E Indemnified Party in connection with the Transaction Documents as a result of any action of any PG&E Party or any of their respective Affiliates;

(vii) any failure of an Account Bank to comply with the terms of the applicable Account Control Agreement, the termination by an Account Bank of any Account Control Agreement or any amounts (including in respect of an indemnity) payable by the Administrative Agent or the Collection Account Agent to an Account Bank under any Account Control Agreement;

(viii) the existence of any “Linked Account” (as defined in the applicable Account Control Agreement) with respect to any Account (including any such “Linked Account” permitted hereunder) and any debit from or other charge against any Account as a result of any “Settlement Item” (as defined in the applicable Account Control Agreement) that originated in any Servicer’s Account or any account other than an Account;

(ix) any failure of the Collection Account Agent to comply with the terms of the Intercreditor Agreement or any amounts (including in respect of an indemnity) payable by the Administrative Agent under the Intercreditor Agreement;

(x) any investigation, litigation, dispute or proceeding (actual or threatened) related to (A) any Account or any amounts on deposit therein or (B) the Intercreditor Agreement;

(xi) any liability of the Borrower under Section 4.03;

(xii) any failure of the Servicer to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;

(xiii) any investigation, litigation, contest, dispute or proceeding (actual or threatened) related to the failure by any PG&E Party to timely remit any CPUC Fees that are due and owing to the CPUC;

(xiv) any civil penalty or fine assessed by the CPUC or any other Governmental Authority related to the failure by any PG&E Party to timely remit any CPUC Fees that are due and owing to the CPUC;

(xv) any investigation, litigation, contest, dispute or proceeding (actual or threatened) related to the failure by any PG&E Party to timely remit any Tax Charges that are due and owing to the applicable Governmental Authority;

(xvi) any civil penalty or fine assessed by any other Governmental Authority related to the failure by any PG&E Party to timely remit any Tax Charges that are due and owing to the applicable Governmental Authority; or

(xvii) ~~(xiii)~~ the existence of the Subject Filing.

(b) If for any reason the foregoing indemnification is unavailable to any PG&E Indemnified Party or insufficient to hold it harmless, then the Servicer shall contribute to the amount paid or payable by such PG&E Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Servicer and its Affiliates on the one hand and such PG&E Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Servicer and its Affiliates and such PG&E Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Servicer under this Section shall be in addition to any liability which the Servicer may otherwise have, shall extend upon the same terms and conditions to each PG&E Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Servicer and the PG&E Indemnified Parties.

(c) The Retention Holder hereby agrees to indemnify and hold harmless the PG&E Indemnified Parties from and against any and all EU Losses (as defined below) resulting from or arising out of any breach by the Retention Holder of Section 13.21 (the foregoing being referred to as, “Retention Holder Indemnified Amounts”). For the purposes of hereof, “EU Losses” shall mean each of (i) the amount necessary to compensate such PG&E Indemnified Party for any increased cost or any reduction in its rate of return on capital which such PG&E Indemnified Party reasonably attributes to such increase in capital that is required or directed to be maintained by that PG&E Indemnified Party in relation to its interest in or exposure in respect of any Receivables (including by application of an additional risk weight pursuant to Article 270a of Regulation (EU) No. 575/2013, as amended) as a result of, or arising out of, any breach by the Retention Holder of Section 13.21 and (ii) any other losses, liabilities, damages, claims, costs and expenses (including reasonable fees of external counsel) of such PG&E Indemnified Party resulting from or arising out of any breach by the Retention Holder of Section 13.21 and relating to the transactions contemplated by the Transaction Documents.

(d) The PG&E Indemnified Party claiming compensation under clause (c) above shall deliver to the Retention Holder a notice of the amount of compensation being claimed, accompanied by a statement prepared by such PG&E Indemnified Party setting forth the basis and the calculation of the amount in reasonable detail and the Retention Holder shall pay such amounts on or before the later of the next succeeding Settlement Date and thirty (30) days,

(b) The obligations of the Administrative Agent and each of the other Credit Parties under this Agreement and each of the Transaction Documents are solely the corporate obligations of such Person. No recourse shall be had for any obligation or claim arising out of or based upon this Agreement or any other Transaction Document against any member, director, officer, employee or incorporator of any such Person.

SECTION 13.14. Intent of the Parties. The Borrower has structured this Agreement with the intention that the Loans and the obligations of the Borrower hereunder will be treated under United States federal, and applicable state, local and foreign tax law as debt (the “Intended Tax Treatment”). The Borrower, the Servicer, the Administrative Agent and the other Credit Parties agree to file no tax return, or take any action, inconsistent with the Intended Tax Treatment unless required by law. Each assignee and each Participant acquiring an interest in a Credit Extension, by its acceptance of such assignment or participation, agrees to comply with the immediately preceding sentence.

SECTION 13.15. USA Patriot Act. ~~Each of the~~The Administrative Agent ~~and each of the other Credit Parties~~ hereby notifies ~~the Borrower and the Servicer~~each other party hereto that pursuant to the requirements of the ~~USA PATRIOT Act,~~ Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), ~~the Administrative Agent and the other Credit Parties may be~~it is required to obtain, verify and record information that identifies ~~the Borrower, the Originators and the Servicer~~each such party, which information includes the name, address, tax identification number and other information ~~regarding the Borrower, the Originators and the Servicer~~ that will allow the Administrative Agent ~~and the other Credit Parties~~ to identify ~~the Borrower, the Originators and the Servicer~~such party in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. ~~Each of the Borrower and the Servicer agrees to provide the Administrative Agent and each other Credit Parties, from time to time, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Rule.~~

SECTION 13.16. Right of Setoff. Each Credit Party is hereby authorized (in addition to any other rights it may have), at any time during the continuance of an Event of Default or a Termination Event, to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Credit Party (including by any branches or agencies of such Credit Party) to, or for the account of, the Borrower or the Servicer against amounts owing by the Borrower or the Servicer hereunder (even if contingent or unmatured); provided that such Credit Party shall notify the Borrower or the Servicer, as applicable, promptly following such setoff.

SECTION 13.17. Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(a) EU Securitisation Regulation. The Retention Holder hereby represents, warrants and agrees for the benefit of the Administrative Agent and the Lenders on the date hereof until the Final Payout Date that:

(i) it, as originator for purposes of the EU Securitisation Regulation, shall retain, on an ongoing basis, a material net economic interest in the Pool Receivables in an amount not less than 5% of the nominal value of the Pool Receivables in the form of a first loss tranche determined in accordance with sub-paragraph (d) of Article 6(3) of the EU Securitisation Regulation, as supplemented by ~~Article 8 of the CRR Part Five RTS~~the EU Securitisation Regulations Rules, in each case as in effect and as applicable as of the date hereof, which material economic interest shall be based upon (1) PG&E’s ownership of all of the membership interest of the Borrower and ownership of all of the Subordinated Notes issued by the Borrower, and (2) the Borrower’s right to receive payments under Section 3.01(a)(v) (the “Retained Interest”). The Retained Interest shall be measured as of the Closing Date and the last date of each Settlement Period.

(ii) it shall not change the manner in which it retains or the method of calculating the Retained Interest, except to the extent permitted under the EU Securitisation Regulation Rules;

(iii) it and the Borrower shall not, and shall not permit any of its Affiliates to, hedge or otherwise mitigate its credit risk under, or associated with the Retained Interest or, sell, transfer or otherwise surrender all or part of the rights, benefits or obligations arising from, the Retained Interest, except to the extent permitted under the EU Securitisation Regulation Rules;

(iv) it shall provide ongoing confirmation as to the continued compliance with the foregoing clauses (i) through (iii) above (A) by providing such confirmation to the Servicer on a monthly basis for inclusion in each Monthly Report, (B) promptly following the occurrence of any Event of Default, Unmatured Event of Default, Termination Event or Unmatured Termination Event and (C) from time to time promptly upon written request by the Administrative Agent (on behalf of any Lender) in connection with any material change in the performance of the Receivables or the transaction contemplated by the Transaction Documents or any material breach of the Transaction Documents;

(v) it shall notify the Administrative Agent, each Lender and each Group Agent promptly and in any event within five (5) Business Days of: (A) any change in the identity of the Person or Persons, if any, through which it is retaining and holding such Retained Interest or (B) any breach of clause (i) through (iii) above;

(vi) PG&E was not established for, and does not operate for, the sole purpose of securitizing exposures;

(vii) PG&E has been, and with respect to future Receivables will be, directly or indirectly involved in the origination of such Receivables that have been, and in the case of any such future Receivables, will be, extended to the Obligors by PG&E